Exhibit 99.5

Public Accounts

For the Fiscal Year Ended

March 31, 2007

2006/2007
Ministry of Finance Office of the Comptroller General

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals.

2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74  352.4’09711’05  C2001–960204–9

July 11, 2007
Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2007.

CAROLE TAYLOR
Minister of Finance

Ministry of Finance
Victoria, British Columbia

Honourable Carole Taylor

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2007.

Respectfully submitted,

CHERYL WENEZENKI–YOLLAND
Comptroller General

British Columbia’s Public Accounts

Leading the Way

British Columbia is committed to leading best practices in public sector reporting. The Public Accounts are one of the more significant accountability documents of the provincial government. They demonstrate accountability to the citizens of British Columbia by providing audited financial statements and other information in a consistent, timely and understandable format. They allow the reader to see how government performed relative to its fiscal plan and provide a picture of the current financial state of the province in terms of its assets, liabilities and net debt.

The main focus of the Public Accounts is the Summary Financial Statements representing the consolidated financial results and financial position. These statements provide a whole of government view of how the province and its various organizations performed against the fiscal plan. Consistent with its legislative requirement to follow generally accepted accounting principles (GAAP), the province includes the financial balances and results of operations of school districts, universities, colleges, institutes and health organizations (the SUCH sector).

Further information is also provided through the Consolidated Revenue Fund Extracts (available on the Internet –website http://www.fin.gov.bc.ca/ocg/htm). These extracts compare actual to planned spending of ministries on an appropriation basis, which represents another significant accountability of ministries back to the Legislative Assembly.

Following inclusion of the SUCH sector in the province’s financial statements in 2004/05, the province has received, for the third year running, an audit opinion free of any audit qualifications. The province continues to improve the Public Accounts in terms of their usefulness to readers. Of particular note this year are the modifications to the financial highlights section to improve the readability and provide for a more meaningful discussion of the results achieved. Beyond editorial changes, two additional measures of government’s financial condition have been added, the change in capital stock and the surplus/deficit to gross domestic product (GDP). These financial measures help users understand: government’s ability to sustain existing government activities and infrastructure, the flexibility of government to fund additional activities, and the vulnerability of government to outside sources of funding. Trend information has been expanded to cover the four year period 2003/04 to date.

The way governments manage and deliver public service continues to evolve, therefore the accounting and reporting standards also need to evolve to recognize the new context and operational reality of public service. Emerging areas such as public private partnerships or private finance initiatives require guidance to ensure they are reported fairly and consistent with the principles of public sector accounting. While standards generally provide guidance on accounting, some of the more complex types of transactions require specific application guidance to be developed to ensure their treatment is consistent and correct across the broad entity. While determining the costs under public private partnership (P3) arrangements is easy, identifying how they should be allocated between the capital asset value and operating costs  has been the subject of much debate within the accounting community.

 In light of this, British Columbia has led the development of a new methodology to consistently value the costs for all provincial P3 arrangements. From the provincial perspective, the adoption of the new methodology has not resulted in any substantial changes to the way P3 assets are valued or reported. We are also working with standard setters and other jurisdictions to lead the development of international practice in the area of P3s. We will continue to revise our model and evaluate any required changes as standards develop and are adopted.

Public Sector financial accounting standards continue to evolve nationally and internationally. British Columbia remains committed to leading the development of consistent, principle based policies which are both relevant and reliable, and strive to better inform users of the government’s financial statements.

As a result of the province’s full compliance with GAAP, British Columbia continues to lead the country in terms of the organizations it includes in its reporting entity. As stated in previous years, we will continue to monitor the practices of other senior governments to determine if universities should be considered part of government in the long term. This year, there have been no significant changes to the reporting entity. There is a complete listing of the reporting entity for government on pages 71 –73.

Accounting policies are reviewed each year for continued relevance and consistency with GAAP. As GAAP changes, the province must change its policies accordingly. There have been no changes to the province’s accounting policies this year. The Province has chosen early adoption of the new disclosure guidance in the area of Asset Retirement Obligations to inform users of the future costs associated with using capital assets to deliver programs and services. Accounting policy and format changes are made in consultation with the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

British Columbia continues to be a leader in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. We will continue to change as accounting standards evolve and respond to the changing needs of the legislature and our financial statement readers. British Columbia’s open and transparent financial reporting has played a significant part in the decision by certain major credit rating agencies to once again increase the credit rating of the province.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Auditor General and his staff for their cooperation and support in preparing the 2006/07 Public Accounts. I would also like to acknowledge the dedication of staff of the Office of the Comptroller General—specifically, the Financial Reporting and Advisory Services Branch, who prepared the Public Accounts and supporting documents. The efforts of all participants were critical in an early completion date comparable with the best practitioners in Canada.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Cheryl.WenezenkiYolland@gov.bc.ca; or, by telephone at 250 387–6692, fax at 250 356–2001.

CHERYL WENEZENKI–YOLLAND
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Contents

Overview (Unaudited)

Public Accounts Content	9

Legislative Compliance and Accounting Policy Report	10

Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	29
Report of the Auditor General of British Columbia	31
Consolidated Statement of Financial Position	33
Consolidated Statement of Operations	34
Consolidated Statement of Change in Net Liabilities	35
Consolidated Statement of Cash Flow	36
Notes to Consolidated Summary Financial Statements	37
Reporting Entity	70
Consolidated Statement of Financial Position by Sector	73
Consolidated Statement of Operations by Sector	77
Statement of Financial Position for Self–supported Crown Corporations and Agencies	81
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	82
Consolidated Statement of Tangible Capital Assets	83
Consolidated Statement of Guaranteed Debt	84

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	88
SUCH Statement of Financial Position	91
SUCH Statement of Operations	93
Consolidated Staff Utilization	94

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Operations	98
Schedule of Net Revenue by Source	99
Schedule of Comparison of Estimated Expenses to Actual Expenses	101
Schedule of Financing Transaction Disbursements	103
Schedule of Write–offs, Extinguishments and Remissions	104

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	108
Provincial Debt (Unaudited)	109
Change in Provincial Debt (Unaudited)	110
Reconciliation of Summary Financial Statements’ Surplus to Change in Taxpayer– supported Debt and Total Debt (Unaudited)	111
Reconciliation of Total Debt to the Summary Financial Statements Debt (Unaudited)	111
Change in Provincial Debt, Comparison to Budget (Unaudited)	112
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	113
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	114
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	116
Summary of Provincial Debt	118
Key Indicators of Provincial Debt	119
Summary of Performance Measures	120

Definitions (Unaudited)	121

Acronyms (Unaudited)	124

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF operating result, a schedule of net revenue by source, a schedule of expenses, a schedule of financing transactions, and a schedule of write–offs, extinguishments and remissions, as required by statute.

Provincial Debt Summary–this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

Summaries of Financial Statements of Corporations and Agencies to which the Financial Information Act applies—this section contains summaries of the financial statements of corporations, associations, boards, commissions, societies and public bodies required to report under the Financial Information Act (R.S.B.C. 1996, chap. 140, sec. 2).

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for  the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession as well as emerging issues within government.

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements.

The information contained within this section is taken from the Summary Financial Statements on pages 33–85. The budget figures are from pages 3–7 of the Estimates—Fiscal Year Ending March 31, 2007.

•                                          The province ended the year with a surplus of $4,056 million. Taxation revenue increased by $1,589 million due to strong economic activity and personal income growth. There were also increases in one time transfers from the federal government ($561 million ) and increased earnings of self–supported Crown corporations ($465 million).

•                                          2006/07 also saw record investment in the infrastructure required to meet the needs of a growing economy and ensure that infrastructure is available to support current and future requirements for social programs. Total capital spending of $3,366 million, reduced by annual amortization and disposals totaling $1,496 million resulted in a net increase in infrastructure assets of $1,870 million.

•                                          The surplus also provided for the reduction of total provincial debt by $1,038 million. The cumulative reduction in total debt in the four years since 2003/04 is $4,388 million. As reported in the financial statements (gross of sinking funds, guarantees and the direct debt of self–supported Crown corporations), debt was reduced by $1,309 million.

•                                          In calendar year 2006 the province experienced strong economic growth of 3.6%, the second highest rate of growth among Canadian provinces.

•                                          The financial statements of the province of British Columbia fully comply with generally accepted accounting principles for the public sector and received an unqualified audit opinion from the Office of the Auditor General.

•                                          Recognizing governments commitment to sound financial management the province has received upgrades from all three major credit rating agencies. Dominion Bond Rating Service upgraded the province’s rating to AA (high). Standard & Poor’s and Moody’s Investors Services Inc. upgraded their ratings to AAA and Aaa respectively, their highest possible ratings.

Economic Highlights

British Columbia’s economy grew by 3.6% in calendar 2006, the second strongest growth among provinces and above the national average of 2.7%, according to preliminary results from Statistics Canada. The estimated 3.6% growth last year exceeds government’s February 2006 budget forecast of 3.3%.

Real Gross Domestic Product in Calendar Year 2006

Economic growth in British Columbia was fuelled by robust domestic activity in 2006. Real business investment grew by 9.5%, with growth in both residential construction (6.6%), non–residential construction (9.2%) and machinery and equipment investment (14.9%). Real consumer spending, which accounts for about two–thirds of all economic activity in the province, grew by 5.3% in 2006.

Despite the continued rise of the Canadian dollar against the US dollar in 2006, total exports of goods and services grew by 2.4%. Imports of goods and services from other countries and other provinces grew by 6.3% in 2006.

Provincial Comparison

Unemployment Rate in Calendar Year 2006

British Columbia’s economic growth was accompanied by a marked drop in the annual unemployment rate to 4.8% (the lowest in 30 years) and strong labour income growth of 8.2%.

2001 to 2006

Per Capita Information

Per capita information indicates the amount of revenue received, amounts expended, and net liabilities incurred per person in the province.

2003/04 to 2006/07

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the statement of operations, statement of financial position and the provincial debt.

Summary Accounts Surplus (Deficit)

	In Millions			Variance
				2006/07	2006/07
	2006/07	2006/07	2005/06	Actual	vs
	Budget	Actual	Actual	to Budget	2005/06
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	33,393	35,819	33,753	2,426	2,066
Expense	(33,914)	(34,448)	(32,883)	(534)	(1,565)
Taxpayer–supported net earnings	(521)	1,371	870	1,892	501
Self–supported Crown corporation net earnings	1,971	2,685	2,220	714	465
Surplus (deficit) before unusual items	1,450	4,056	3,090	2,606	966
Forecast allowance	(850)			850	0
Surplus (deficit) for the year	600	4,056	3,090	3,456	966

The province ended the year with a surplus of $4,056 million, $3,456 million higher than budget, reflecting robust economic performance, higher than anticipated federal transfers and earnings from self-supported Crown corporations. Compared to the previous year, the 2006/07 results were $966 million higher.

The higher than expected surplus over the last few years has allowed the province to invest in infrastructure while reducing provincial debt. The 2006/07 surplus of $4,056 million resulted in a net annual investment in infrastructure of $1,870 million, made up of gross capital spending of $3,366 million less amortization and disposals of $1,496 million, and a reduction in total financial statement debt of $1,309 million. The $3,090 million surplus in 2005/06 and the $4,056 million surplus in 2006/07 helped finance these projects:

•                                $1.66 billion for post–secondary facilities including the North Cariboo Community Campus in Quesnel, and the University of Victoria’s Engineering and Computer Science Building

•                                $0.61 billion for the K–12 school system including Pacific Heights Elementary school in Surrey and L’Ecole Victor Brodeur in Esquimalt

•                                $1.61 billion for health facilities and equipment including the Mental Health Building for Children at BC Children’s and Women’s Hospitals and cancer treatment vaults at the BC Cancer Agency’s Vancouver Centre

•                                $1.53 billion for roads and bridges including the Cariboo connector program, Kicking Horse Canyon Phase I and the Yoho bridge

BC will continue to invest in building and upgrading schools, universities, colleges, hospitals, roads and bridges to meet the needs of a growing economy.

Analysis of the provinces surplus also identifies risks to continued strong performances in future periods. Volatility in sources of revenue, particularly natural resources revenue, indicates that higher than expected revenues cannot be counted on in future periods. Changing demographics and a tightening labour market pose a risk to increasing GDP and an increasing tax base. Dependence on one time transfers from the Federal Government is also a risk that must be monitored closely. Mitigating these risks is the moderate rate of increase in operating expenses to ensure sustainability in the future.

Components of Surplus (deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and to evaluate the revenue–producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and changes between sources over time. Revenues are broken down into separate components of taxation; contributions from the federal government; natural resources and other sources, which includes contributions from self-supported Crown corporations, fees and licenses, and investment income.

		In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Taxation	13,830	14,917	16,429	18,018
Contributions from federal government	3,619	5,222	5,825	6,386
Natural resources	3,309	3,973	4,567	3,982
Fees and licences	3,531	3,621	3,666	3,791
Miscellaneous	1,968	2,240	2,317	2,610
Net earnings of self-supported Crown corporations	1,955	2,562	2,220	2,685
Investment income	950	833	949	1,032
Total revenue	29,162	33,368	35,973	38,504

The province has experienced steady growth in revenues over the last four years. This growth is mainly due to strong economic performance, resulting in increased tax revenue. Federal contributions have also increased as a proportion of total revenues. Natural resource revenues have decreased in 2006/07 reversing a trend over the past several years due to a decline in natural gas prices. Average prices declined 29% in 2006/07 while volumes declined 1%.

2003/04 to 2006/07

In 2006/07 tax revenue increased by $1,589 million (10%) over the prior year and $4,188 million (30%) since 2003/04. Personal income tax, social services tax, property transfer tax and corporate income tax all increased over the previous year. The most significant increase was in personal income tax which increased by $1,067 million over 2005/06. The increase in tax revenue is a result of strong economic activity including personal and labour income growth.

Contributions from the federal government increased in 2006/07 by $561 million (10%) from 2005/06 mainly reflecting the one time payment received from the federal government to fund capital projects in British Columbia. The trend in federal government transfers has been increasing steadily since 2003/04, but one time grants based on federal surpluses may not be available in future years.

Natural resources revenues decreased in 2006/07 by $585 million (13%) from 2005/06 due to a decline in natural gas prices. The decrease is mostly attributable to declining natural gas royalties, which was offset by higher forestry revenues derived from the Softwood Lumber Export Tax, and higher metal prices. Natural resource revenues are volatile because they are subject to fluctuation in commodity prices.

Commercial Crown corporation income increased in 2006/07 by $465 million (21%). The increase in 2006/07 resulted from an increase in British Columbia Hydro and Power Authority’s (BC Hydro) income due to lower energy costs; the Insurance Corporation of British Columbia (ICBC) experiencing lower claim costs and higher premium revenue; and stronger casino revenues in the British Columbia Lottery Corporation (BCLC ).

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of income government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own–source revenue is all revenue except for federal transfers). Own–source revenue to GDP has remained constant around 18% for the last four years. This indicates the government has not increased the proportion received from the economy to meet its obligations and fund increases to social programs and infrastructure.

2003/04 to 2006/07

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future.

Increases in total taxation revenue have been consistent with the change in gross domestic product (GDP). Fees and licences have remained steady over the last four years while natural resources have shown significant increases over two years with the current year decline reflecting a decrease in natural gas royalties. Federal transfers revenue have exceeded GDP growth over the last three years indicating an increased share of federal surplus being invested in provincial programs and infrastructure.

2003/04 to 2006/07

Natural Resources Revenue

Natural resource revenues are among the most volatile revenue sources for the province because they are vulnerable to market fluctuations in commodity prices.

The increasing trend in natural resource revenue from 2003/04 to 2005/06 reversed in 2006/07 as a result of a decrease in natural gas prices. Natural gas royalties decreased $714 million over 2005/06 which was offset by increases in royalties for minerals and energy and increased revenues from the Softwood Lumber Export Tax. The proportion of natural resource revenue attributable to natural gas royalties has decreased from 42% to 30% in the year.

2003/04 to 2006/07

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue indicates the vulnerability of the province to changes in transfers from the federal government. The increase in the proportion of federal government transfers to total revenue outlines an increasing dependence on federal government transfers to fund provincial programs and investment in infrastructure.

The significant increase in 2004/05 reflects equalization program adjustments to the 2003/04 fiscal year. Smaller increases in subsequent years represent one time payments to fund specific provincial programs and infrastructure investments.

2003/04 to 2006/07

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions are broken down into separate components of health, education, social services, which make up 75% of the province’s total operating expense, and other functions which includes interest, other, natural resources and economic development, protection of persons and property, transportation, and general government.

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Health	11,250	11,529	12,838	13,253
Education	8,237	8,512	9,047	9,774
Social services	2,753	2,598	2,798	2,892
Interest	2,437	2,294	2,181	2,234
Other	1,075	1,027	1,094	1,278
Natural resources and economic development	1,631	1,686	1,630	1,664
Protection of persons and property	1,364	1,206	1,416	1,334
Transportation	1,120	1,308	1,203	1,251
General government	490	505	676	768
Total operating expense	30,357	30,665	32,883	34,448
Restructuring exit expense	123
Total expense	30,480	30,665	32,883	34,448

Government spending has increased moderately since 2003/04 in line with affordability. Expenses have increased by 5% in 2006/07 while revenues increased by 10% in the same period, and GDP by 3.6%. The main increases in spending relate to increased wages and operating expense in the health sector, which were paid for partially from the funding received from the federal government; increased education funding reflecting post–secondary seat expansion; and increased funding to school districts.

2003/04 to 2006/07

In 2006/07, provincial operating expense totaled $34,448 million, a $1,565 million (5%) increase over 2005/06 operating expense and a $3,968 million (13%) increase over 2003/04. Health expense increased due to increases in salaries, operational costs and additional staffing. An increase of $727 million (8%) in education expense reflects the increase in salaries for schools, universities and colleges, including teacher and support staff bonuses; operating costs related to new research facilities for universities; increased staffing to fund smaller class sizes in schools and 4,394 new student spaces for colleges and universities. Social services costs increased $94 million from 2005/06 as a result of increased funding for social programs.

Other expenses have increased by $184 million over 2005/06; including additional spending on the 2010 Olympic venues and increased grant expense of BC Housing Management Commission.

Expense To GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy. Government spending, as a percentage of GDP decreased slightly in 2006/07, after remaining constant from 2004/05 to 2005/06. This indicates that the economy is growing faster than spending in the province’s health, education and social services sectors.

2003/04 to 2006/07

Changes in Actual Results from 2005/06 to 2006/07

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2005/06 Surplus	35,973	32,883	3,090
Increase in taxation revenue	1,589		1,589
Increase in federal contributions	561		561
Decrease in natural resources revenue	(585)		(585)
Net increase in other revenue	501		501
Increase in self-supported Crown corporation net earnings	465		465
Increase in health expense		415	(415)
Increase in education expense		727	(727)
Increase in general government expense		92	(92)
Increase in other expenses		331	(331)
Subtotal of changes in actual results	2,531	1,565	966
	38,504	34,448
2006/07 Surplus			4,056

2005/06 Accumulated (Deficit)			(167)
Other comprehensive income from self-supported Crown corporation and agencies			447
2006/07 Accumulated Surplus			4,336

Revenue increased by $2,531 million or 7% over 2005/06 due to the increases in taxation revenue and federal transfers, as well as increases from BC Hydro, and other self–supported Crown corporations earnings. These increases were partly offset by the decline in natural gas revenues due to lower prices. Federal government contributions increased $561 million from 2005/06 due to British Columbia’s share of health transfers under the First Ministers’ Accord and a one time capital transfer of $408 million related to post secondary education, public transit, affordable housing and off–reserve housing. The increase in federal government transfers was partially offset by a decrease in equalization entitlements.

Personal and corporate income tax revenue rose by $1,179 million in the year. Personal income tax revenue increased by $1,067 over prior year due to a higher 2005 tax base, reflecting stronger growth in 2005 and 2006. Corporate income tax revenues increased due to improved economic conditions offset by lower instalments from the federal government as a result of lower growth in 2006 national corporate profits. The growth in personal and business incomes in 2006 combined with strong demand for residential and commercial property led to an increase of $410 million in other taxation revenues –mainly social service and property transfer taxes.

The $585 million decrease in natural resources revenue was due to a decline in natural gas royalties and lower market prices for electricity as a result of lower natural gas prices, plenty of water in the Pacific Northwest and low demand. This was offset by $156 million received under the Softwood Lumber Agreement 2006 border tax, and higher than anticipated mineral and metal prices. Revenue increases also included a $465 million increase in commercial Crown corporation net income. BC Hydro, ICBC and BCLC all experienced improvements in net income.

Expenses increased $1,565 million (5%) from 2005/06 in part due to an increase in salaries resulting from contract negotiations in 2006, increased spending on healthcare, education, and higher forest fire fighting costs.

Changes from 2006/07 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per Budget February 2006	35,364	33,914	(850)	600
Increase in taxation revenue	1,800			1,800
Decreased natural resource revenue	(870)			(870)
Increased self–supported Crown corporations earnings	714			714
Increased investment earnings	213			213
Increased federal transfers	657			657
Increased other revenues	626			626
Interest savings		(70)		70
Negotiating framework incentives		264		(264)
Program spending		340		(340)
Unused forecast allowance			850	850
Subtotal of changes in actual results compared to budget	3,140	534	850	3,456
Actual Results	38,504	34,448	0	4,056

Revenue was $3,140 million (9%) higher than budget due to the effects of robust economic performance, income growth, increased earnings from self–supported Crown corporations, and increased federal transfers due to a one time transfer of infrastructure funding.

Revenue from personal and corporate income taxes was $1,259 million higher than budget, of which $684 million represented better than expected 2005 tax return results. Increases in other taxation revenues, including social service tax revenue and property transfer tax are indicators of increased consumer spending and a strong housing market.

Natural resource revenue was $870 million lower than budget reflecting lower gas prices. This was offset by an increase in Softwood Lumber Border Tax. Improvements over budget in earnings from self—supported Crowns are mainly derived from: higher premiums and rate increases on basic insurance from Insurance Corporation of British Columbia and higher earnings of BC Hydro resulting from lower energy costs and the inclusion of regulatory transfers in income. The increase in federal transfers included a one time payment to fund capital projects in British Columbia of $408 million.

Expenses were $534 million higher than budget including $264 million dollars spent under the incentive payments for contracts negotiated before their expiry date in 2006/07. Increased expense of $340 million in other programs was offset by interest costs being $70 million below budget.

The forecast allowance was not used as a result of the increased revenues over budget which is indicative of British Columbia’s strong and robust economy.

Net Liabilities and Accumulated Surplus (Deficit)

Analysis of net liabilities and accumulated surplus provides users with information to assess the government’s overall financial position. Net liabilities are the amounts repayable by government before financing future operations.

In accordance with Canadian generally accepted accounting principles, the government’s statement of financial position is presented on a net liabilities basis. Net liabilities represent the difference between a government’s financial assets and its liabilities and is a measure of the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2006/07	2006/07
	2006/07	2006/07	2005/06	Actual	vs
	Budget	Actual	Actual	to Budget	2005/06
	$	$	$	$	$
Financial assets	24,285	26,585	25,260	2,300	1,325
Less: liabilities	(53,051)	(49,818)	(51,030)	(3,233)	(1,212)

Net Liabilities	(28,766)	(23,233)	(25,770)	(5,533)	(2,537)
Less: non–financial assets	27,797	27,569	25,603	(228)	1,966
Accumulated surplus (deficit)	(969)	4,336	(167)	(5,305)	(4,503)

The accumulated surplus (deficit) represents the sum of the current and prior years’ operating results. At March 31, 2007, the accumulated surplus totaled $4,336 million, $5,305 million higher than budget due to a higher than forecast surplus. The $4,503 million change from deficit to surplus from the previous year reflects the 2006/07 operating surplus plus other comprehensive income of self–supported Crown corporations.

Financial assets ended the year $2,300 million higher than budget including a $1,166 million increase in cash and temporary investments, a $732 million increase in other financial assets and accounts receivable, a $837 million increase in equity in self–supported Crown, offset by a $435 million reduction in recoverable capital loans. Liabilities were $3,233 million lower than budget and $1,212 million less than the prior year, primarily due to a reduction in taxpayer–supported debt. Other changes from budget reflect the forecast allowance that was not required, and changes in deferred revenue and self–supported debt.

Non–financial assets typically represent resources that the government can use in the future to provide services, such as tangible capital assets. Non–financial assets increased by $1,966 million over the prior year due to the government’s increased capital investment in the post–secondary education, health facilities and transportation sectors.

Accumulated Surplus (Deficit)

The accumulated deficit has been eliminated this fiscal year providing a strong and stable economic future for British Columbians. The province has reduced the accumulated deficit by $10,296 million over the last four years as a result of the growing economy and sound fiscal management.

The accumulated surplus (deficit) represents the sum of the current and all prior years’ operating results. As at March 31, 2007 the accumulated surplus totaled $4,336 million.

2003/04 to 2006/07

Components of Net Liabilities

Financial Assets

Analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash if required to meet obligations.

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Cash, cash equivalents and temporary investments	2,690	3,583	3,869	3,367
Accounts receivable	2,792	2,607	2,564	2,842
Equity in self-supported Crown corporations and agencies	3,020	3,168	3,448	4,396
Loans for purchases of assets recoverable from agencies	7,512	6,901	6,916	7,170
Other financial assets	8,120	8,527	8,463	8,810
Total financial assets	24,134	24,786	25,260	26,585

In 2006/07, financial assets increased by $1,325 million. The main areas resulting in the increase were the investment in self-supported Crown corporations of $948 million, which relates to the increase in earnings from self-supported Crown corporations and an increase in loans for purchase of assets recoverable from agencies of $254 million. Cash, cash equivalents and temporary investments decreased by $502 million in the year.

Liabilities

Analysis of liabilities provides users with information to understand and assess the demands on financial assets.

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Taxpayer-supported debt	33,386	32,018	30,289	28,841
Self-supported debt	8,555	7,889	7,758	7,897
Total financial statement debt	41,941	39,907	38,047	36,738
Accounts payable and other liabilities	7,007	6,788	7,289	7,094
Deferred revenue	4,003	5,181	5,694	5,986
Total liabilities	52,951	51,876	51,030	49,818

Total financial statement debt decreased $1,309 million from 2005/06 and is $5,203 million lower than 2003/04. The decrease in debt is due to government’s continuing operating surplus and reduced working capital requirements. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 24.

Non-financial Assets

Analysis of non-financial assets provides users with information to assess the management of a government’s infrastructure and long-term non-financial assets.

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Tangible capital assets	22,316	23,219	24,756	26,626
Other assets	541	614	847	943
Total non-financial assets	22,857	23,833	25,603	27,569

Management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non-financial assets typically represent resources that government can use in the future to provide services. At March 31, 2007, non-financial assets totaled $27,569 million which was $1,966 million higher than 2005/06 and $4,712 million higher than 2003/04. The majority of the province’s non-financial assets reflects capital expenditures for tangible capital assets. The government has increased its investment in tangible capital assets by $1,870 million in 2006/07, $1,537 million in 2005/06, $903 million in 2004/05, and $610 million in 2003/04 to ensure service potential in future periods.

Change in Capital Stock

This measure shows the impact of net changes to the governments stock of physical capital. An increasing trend demonstrates investment in infrastructure to provide service potential in future periods. The net value of total assets is also provided to allow users to assess the significance of annual changes.

Net annual investment increased by $1,870 million in 2006/07 and by $4,920 million since 2003/04. Total capital stock has also increased steadily over that period demonstrating that capital infrastructure is available to provide service in future periods

2003/04 to 2006/07

Net Liabilities and Accumulated Surplus(Deficit)

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Financial assets	24,134	24,786	25,260	26,585
Less: liabilities	(52,951)	(51,876)	(51,030)	(49,818)

Net liabilities	(28,817)	(27,090)	(25,770)	(23,233)
Less: non-financial assets	22,857	23,833	25,603	27,569
Accumulated surplus (deficit)	(5,960)	(3,257)	(167)	4,336

Net liabilities have decreased consistently each year since 2003/04. The accumulated surplus totaling $4,336 million is a $4,503 million increase from the previous year and $10,296 million increase since 2003/04. Although the province continues to invest in capital infrastructure, successive surpluses have meant these investments did not require additional borrowing.

Change in Net Liabilities

Improvement in the net liabilities position provides capacity for increased capital infrastructure investment.

Net liabilities have declined steadily over the last three years and the province moved from a deficit to a surplus in 2006/07. However, the relationship between net liabilities and non-financial assets has changed significantly. Between fiscal years 2003/04 and 2006/07, a greater proportion of liabilities have arisen from government’s investment in infrastructure projects offset by the decline in the province’s accumulated operating deficit. This trend is indicative of BC’s strong economy reflected in continued surpluses.

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy.

The government’s net liabilities to GDP has declined consistently between 2003/04 and 2006/07, decreasing the financial burden on the provincial economy and on future taxpayers. The decrease in net liabilities to GDP indicates the province is improving its ability to sustain program spending without a negative impact on the economy.

2003/04 to 2006/07

2003/04 to 2006/07

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability. The consistent positive trend since 2003/04 shows that government operating requirements are decreasing at a greater rate than growth in GDP. An increasing trend means that government can maintain existing operations and reduce the debt burden or invest in infrastructure without a negative impact on the economy.

2003/04 to 2006/07

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long-term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2003/04	2004/05	2005/06	2006/07
	Actual	Actual	Actual	Actual
	$	$	$	$
Gross debt	41,941	39,907	38,047	36,738
Less: sinking funds assets	(4,619)	(4,515)	(4,059)	(3,798)
Third party guarantees and non-guaranteed debt	413	447	397	407
Total provincial debt	37,735	35,839	34,385	33,347

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self-supported Crown corporations reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $3,391 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt and the inclusion of debt guarantees and non-guaranteed debt. The debt decreased by $1,038 million in 2006/07 is primarily due to the operating surplus reducing the requirement to borrow. As at March 31, 2007, the total provincial debt was $33,347 million, $3,243 million lower than budget and $1,038 million lower than 2005/06. This includes $25,874 million of taxpayer-supported debt, which was $2,009 million lower than budget and $1,311 million lower than 2005/06.

The government is commited to maintain a downward trend in the taxpayer-supported debt to GDP ratio. A declining ratio means that debt will not grow faster than the economy, so that future generations will not be left with a debt burden that they cannot afford. The ratio of taxpayer-supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies.

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has received credit rating upgrades from all three credit rating agencies. In 2006/07, Moody’s Investors Service Inc. upgraded the province to Aaa (2006: Aa1); Standard and Poor’s upgraded the province to AAA (2006: AA), and Dominion Bond Rating Services upgraded the province to AA (high) (2006: AA).

Credit Ratings June 2007

Rating Agency(1)

	Moody’s Investors		Dominion Bond
Province	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA	AA(low)
Manitoba	Aa1	AA-	A(high
Ontario	Aa1	AA	AA
Quebec	Aa2	A+	A(high)
New Brunswick	Aa1	AA-	A(high)
Nova Scotia	Aa2	A	A
Prince Edward Island	Aa2	A	A(low)
Newfoundland	Aa2	A	A(low)
Canada	Aaa	AAA	AAA/AA(high)

(1) The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “—”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 109.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. If a decreasing proportion of provincial revenue is used to pay interest on provincial debt, more money is left to provide government services.

The interest bite has decreased over the last 3 years. In 2006/07, the province spent 4.2 cents of each revenue dollar on interest on the provincial debt.

2003/04 to 2006/07

Non-Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non-hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2003/04, the government has reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

2003/04 to 2006/07

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•              economic factors such as commodity prices, personal income, retail sales, population growth, and unexpected shocks such as terrorism, avian flu and forest fires

•              outcomes from litigation, arbitration and negotiations with third parties

•              changes in federal transfers

•              Utilization rates for government services such as health care, children and family services, or employment assistance

•              exposure to interest rate fluctuations, foreign exchange rates and credit risk

•              changes in generally accepted accounting principles

The following are the approximate effect of changes in some of the key variables on the surplus.

Key Fiscal Sensitivities(1)

Variable	Increase Of	Annual Fiscal Impact
		($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$75 to $125(2)
Natural gas prices (Cdn$/gigajoule)	$1	$300 to $350
Interest rate	1 percentage point	$(90)
Debt	$500 million	$(23)

(1) Individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown.

(2) Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. The government will continue to apply a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporation and schools, universities, colleges and health authorities (SUCH) sector forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 56 of the Notes to the Consolidated Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2007

Statement of Responsibility
for the Summary Financial Statements
of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

CAROLE TAYLOR
Chair, Treasury Board

Report of the Auditor General of British Columbia
ON THE SUMMARY FINANCIAL STATEMENTS OF THE GOVERNMENT OF THE PROVINCE OF BRITISH COLUMBIA

To the Legislative Assembly
of the Province of British Columbia

I have audited the summary financial statements of the Government of the Province of British Columbia consisting of the consolidated statement of financial position as at March 31, 2007, and the consolidated statements of operations, change in net liabilities, and cash flow for the year then ended. These financial statements are the responsibility of the Government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Government, as well as evaluating the overall financial statement presentation.

In my opinion, these summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2007 and the results of its operations, change in net liabilities and cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Victoria, British Columbia June 15, 2007	Errol Price, CA Acting Auditor General

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2007

		In Millions
	Note	2007	2006
		$	$
Financial Assets

Cash and cash equivalents		2,418	2,934
Temporary investments		949	935
Accounts receivable	3	2,842	2,564
Inventories for resale	4	75	93
Due from other governments	5	881	674
Due from self-supported Crown corporations and agencies	6	554	443
Equity in self-supported Crown corporations and agencies	7	4,396	3,448
Loans, advances and mortgages receivable	8	992	951
Other Investments	9	2,510	2,243
Sinking fund investments	10	3,798	4,059
Loans for purchase of assets, recoverable from agencies	11	7,170	6,916
		26,585	25,260
Liabilities

Accounts payable and accrued liabilities	12	6,072	6,230
Due to other governments	13	915	913
Due to Crown corporations, agencies and trust funds	14	105	144
Deferred revenue	15	5,986	5,694
Employee pension plans	16	2	2
Taxpayer-supported debt	17	28,841	30,289
Self-supported debt	18	7,897	7,758
		49,818	51,030
Net assets (liabilities)	20	(23,233)	(25,770)

Non-financial Assets

Tangible capital assets	21	26,626	24,756
Prepaid program costs	22	592	532
Other assets	23	351	315
		27,569	25,603
Accumulated surplus (deficit)	24	4,336	(167)

Measurement uncertainty	2
Contingencies and contractual obligations	25
Restricted assets	26
Significant events	31
Subsequent events	34

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

CHERYL WENEZENKI-YOLLAND
Comptroller General

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2007

	In Millions
	2007		2006
	Estimates
	(Note 32)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 27)	16,218	18,018	16,429
Contributions from the federal government	5,729	6,386	5,825
Natural resources	4,852	3,982	4,567
Fees and licences	3,622	3,791	3,666
Miscellaneous	2,153	2,610	2,317
Net earnings of self-supported Crown corporations and agencies (Note 7)	1,971	2,685	2,220
Investment income	819	1,032	949
	35,364	38,504	35,973
Expense (Note 28)

Health	12,833	13,253	12,838
Education	9,162	9,774	9,047
Social services	3,040	2,892	2,798
Interest	2,304	2,234	2,181
Other	1,953	1,278	1,094
Natural resources and economic development	1,483	1,664	1,630
Protection of persons and property	1,301	1,334	1,416
Transportation	1,173	1,251	1,203
General government	665	768	676
	33,914	34,448	32,883
Surplus (deficit) for the year before unusual items	1,450	4,056	3,090
Forecast allowance	(850)
Surplus (deficit) for the year	600	4,056	3,090

Accumulated surplus (deficit)—beginning of year as restated (Note 24)		(167)	(3,257)
Other comprehensive income from self-supported Crown corporations and agencies (see page 83)		447	0
Accumulated surplus (deficit)—end of year		4,336	(167)

The accompanying notes and supplementary statements are an integral part of these financial statements.

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2007

	In Millions
	2007		2006
	Estimates(1)	Actual	Actual
	$	$	$

Surplus (deficit) for the year	600	4,056	3,090
Effect of change in tangible capital assets
Acquisition of tangible capital assets	(3,488)	(3,366)	(3,101)
Amortization of tangible capital assets	1,430	1,475	1,376
Disposals and valuation adjustments	(98)	21	187
	(2,156)	(1,870)	(1,538)
Effect of change in
Prepaid program costs	6	(60)	(70)
Other assets		(36)	(164)
	6	(96)	(234)

Effect of self-supported Crown corporations and agencies other comprehensive income		447
(Increase) decrease in net liabilities	(1,550)	2,537	1,318
Net assets (liabilities)—beginning of year	(27,216)	(25,770)	(27,088)
Net assets (liabilities)—end of year (Note 20)	(28,766)	(23,233)	(25,770)

(1) Certain budget numbers have been restated to be consistent with the reporting of actuals on the gross basis.

The accompanying notes and supplementary statements are an integral part of these financial statements.

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2007

	In Millions
	2007			2006
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions

Surplus (deficit) for the year(1)			4,056	3,090
Non-cash items included in surplus (deficit)
Amortization of tangible capital assets			1,475	1,376
Amortization of public debt deferred revenue and deferred charges			(5)	(76)
Concessionary loan adjustments (decreases)				(1)
Valuation adjustments			121	215
Net earnings of self-supported Crown corporations and agencies			(2,685)	(2,220)
Temporary investments decreases (increases)			(14)	43
Accounts receivable decreases (increases)			(348)	(116)
Due from other governments decreases (increases)			(207)	(40)
Due from self-supported Crown corporations and agencies (increases) decreases			(111)	101
Accounts payable increases (decreases)			(158)	489
Due to other governments increases (decreases)			2	22
Due to Crown corporations, agencies and trust funds increases (decreases)			(39)	(8)
Employee pension plans payments				(1)
Items applicable to future operations increases			194	257
Contributions of self-supported Crown corporations and agencies			2,184	1,940
Cash derived from (used for) operations			4,465	5,071

Capital Transactions

Tangible capital assets (acquisitions)	7	(3,366)	(3,359)	(2,926)
Cash derived from (used for) capital	7	(3,366)	(3,359)	(2,926)

Investment Transactions

Loans, advances and mortgages receivable (issues)	109	(178)	(69)	(211)
Other investments—net decreases (increases)		(269)	(269)	(258)
Sinking fund investments	462	(201)	261	456
Cash derived from (used for) investments	571	(648)	(77)	(13)
Sub-total cash (requirements)			1,029	2,132

Financing Transactions(2)

Public debt (decreases) increases	16,494	(17,774)	(1,280)	(1,752)
Derived from Warehouse Borrowing Program investment	500	(500)
Derived from (used for) purchase of assets, recoverable from agencies	(4,269)	4,004	(265)	(52)
Cash derived from (used for) financing	12,725	(14,270)	(1,545)	(1,804)
Increase (decrease) in cash and cash equivalents			(516)	328
Cash and cash equivalents—beginning of year			2,934	2,606
Cash and cash equivalents—end of year			2,418	2,934

Cash and cash equivalents are made up of:
Cash			1,070	1,265
Cash equivalents			1,348	1,669
			2,418	2,934

(1) Interest received during the year was $1,013 million (2006: $944 million). Interest paid during the year was $2,167 million (2006: $2,137 million). Interest received is made up of interest income from the statement of operations in the amount of $1,032 million (2006: $949 million) less the change in accrued interest receivable in the amount of $19 million (2006: $5 million). Interest paid is made up of interest expense from the statement of operations in the amount of $2,234 million (2006: $2,181 million) less the change in accrued interest payable in the amount of $67 million (2006: $44 million).

(2) Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2007

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) for senior governments as required by the Budget Transparency and Accountability Act (BTAA) and as recommended by the independent Public Sector Accounting Board of The Canadian Institute of Chartered Accountants.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on page 71 – 73. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self-supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

The definitions of these consolidation methods can be found on page 122.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority, the Insurance Corporation of British Columbia, the British Columbia Railway Company, and all school districts.

The basis for segment disclosure is the major functions of government as defined by Statistics Canada’s Financial Management System of Government Statistics. This is used to prepare the sector information found on page 74 – 81.

(d) SPECIFIC ACCOUNTING POLICIES

Revenue

All revenue is recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. The exception is corporate income tax, which is recorded on a cash basis.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 123. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short-term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. These short-term investments generally have a maturity of three months or less and are held for the purpose of meeting short-term cash commitments rather than for investing.

Temporary investments and Warehouse Program Investments include short-term investments recorded at the lower of cost or market value. The fair values of short-term investments approximate their carrying values because of the short-term maturity of these instruments.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self-supported Crown corporations and agencies represents the province’s investment (including long-term advances) in those self-supported Crown corporations and agencies at cost, adjusted for increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to 30 years. Concessionary loans and mortgages are recorded at net present value at issue and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is recognized on an accrual basis except when collection is uncertain it is recognized on the cash basis.

Other investments are recorded at the lower of cost of acquisition (which may be adjusted by attributed income) or estimated current value. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight-line basis except for some transportation equipment which is amortized using the sinking fund method.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the statement of financial position. When collections are purchased these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities.

Guaranteed debt includes guarantees by the minister of finance, made through specific agreements or legislation, to repay promissory notes, bank loans, line of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans (Unfunded Pension Liabilities)

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight-line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re-lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short-term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)            Taxpayer-supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government and the debt of an entity that is fully consolidated within these financial statements.

(ii)         Self-supported debt—includes the portion of debt of commercial Crown corporations, agencies and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of commercial Crown corporations and agencies, as these entities are consolidated on the modified equity basis. Commercial Crown corporations and agencies fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self-supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt, or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long-term, fixed-term monetary assets and liabilities are reported as a component of sinking funds and of public debt and loans for purchase of assets, recoverable from agencies and amortized over the remaining terms of the related items on a straight-line basis. Non-monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off-balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off-balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

In April 2005, the Canadian Institute of Chartered Accountants introduced new accounting standards in dealing with the recognition of other comprehensive income. The new standards are in effect for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Some Crown corporations and agencies within the government reporting entity have elected to adopt these new standards early. The GAAP for public sector accounting does not recognize other comprehensive income in relation to taxpayer-supported crowns. Therefore, any transactions relating to other comprehensive income in the taxpayer-supported Crown corporation statements have been reversed. Any recognition of other comprehensive income for self-supported Crown corporations has been reflected in the equity in self-supported Crown corporations and agencies and in the accumulated surplus (deficit).

(e) CHANGES IN ACCOUNTING TREATMENT

Change in accounting for controlled for-profit entities at universities

During the year, the universities changed their accounting policy on consolidation. In previous years, the province and the universities fully consolidated the controlled for-profit entities of universities.

Under the new accounting policy, universities have included their controlled for-profit entities in the financial statements using the equity method of accounting. The activities of these entities are not considered core to the mandate of the universities and management believes that the use of the equity method is more representative of both the relationship and business purpose of these organizations. The province makes no changes to the universities’ treatment of these for-profit entities on consolidation.

The impact of this change in accounting policy has resulted in a change in: assets $165 million decrease (2006: $83 million decrease), liabilities $165 million decrease (2006: $83 million decrease), revenue $14 million decrease (2006: $16 million decrease), expense $14 million decrease (2006: $16 million decrease).

2. Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible there could be a material variance between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements as identified in the table below for items with a variability of over  $10 million:

	In Millions
	Actual(1)
	Amount	Measurement Uncertainty		% Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$ $
Health and Social Transfer payments(2)	4,473	4,423	4,523	1%	1%
Personal Income Tax	6,905	6,705	7,205	3%	4%

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results

Litigation and Arbitration	102	87	117	15%	15%
Crime Victim Assistance Program	126	120	132	5%	5%

Variability exists in the outcomes of litigation and arbitration

Provision for Doubtful Account	687	653	721	5%	5%
Accrued Expenditure Liability	83	75	91	10%	10%

Variability exists in the accruals as the recorded numbers are based on the province’s best estimate of expected results

Softwood Lumber Payments	156	140	172	10%	10%
Variability exists in the recorded amounts due to estimates used in determining the recovery from federal government

Logging Tax Revenue	64	64	94	0%	47%
Variability exists in the logging tax revenue accruals due to the estimates used in determining returns of softwood lumber duties on taxpayer’s taxable income

See note 25 with respect to the measurement uncertainty related to environmental remediation  liabilities.

(1) Actual amount recorded for each program area may not represent the entire amount in financial statement accounts.

(2) Health and Social Transfer payments are transfers from the federal government based on population estimates and the federal budget.

3. Accounts Receivable

	In Millions
	2007	2006
	$	$

Trade accounts receivable	2,050	1,880
Taxes receivable	1,250	1,156
Accrued interest	265	284
	3,565	3,320
Provision for doubtful accounts	(723)	(756)
	2,842	2,564

4. Inventories for Resale

	In Millions
	2007	2006
	$	$

Properties	20	41
Other	55	52
	75	93

5. Due from Other Governments

	In Millions
	2007	2006
	$	$

Government of Canada:
Current	741	523
Long-term	106	119
Provincial governments:
Current	19	18
Local governments:(1)
Current	15	14
	881	674

(1) Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

6. Due from Self-supported Crown Corporations and Agencies

	In Millions
	2007	2006
	$	$

British Columbia Hydro and Power Authority	346	265
British Columbia Lottery Corporation	206	176
Columbia Power Corporation	2	2
	554	443

See Statement of Financial Position for Self-supported Crown Corporations and Agencies on page 82 for details.

7. Equity in Self-supported Crown Corporations and Agencies

	In Millions
	2007				2006
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$

British Columbia Hydro and Power Authority		1,783		1,783	1,707
British Columbia Railway Company	107	65		172	143
British Columbia Transmission Corporation	20	19		39	37
Columbia Power Corporation	276	41		317	304
Insurance Corporation of British Columbia		1,623	447	2,070	1,242
Provincial Capital Commission		15		15	15
	403	3,546	447	4,396	3,448

Change in Equity in Self-supported Crown Corporations and Agencies

Balance—beginning of year	403	3,019		3,422	3,219
Prior period adjustments		26		26	(51)
Balance—beginning of year restated	403	3,045		3,448	3,168
Increase (decrease) in other comprehensive income			447	447
Net earnings of self-supported Crown corporations and agencies		2,685		2,685	2,220
Contributions paid to the Consolidated Revenue Fund		(1,941)		(1,941)	(1,727)
Adjustments to contributions paid		(243)		(243)	(213)
Balance—end of year	403	3,546	447	4,396	3,448

See Statement of Financial Position for Self-supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self-supported Crown Corporations and Agencies on pages 82 – 83 for details.

8. Loans, Advances and Mortgages Receivable

	In Millions
	2007	2006
	$	$
Loans and Advances
BC student loans	742	674
Land Tax Deferment loans	198	178
Construction loans to social housing projects	85	97
Industrial Development Fund commercial loans	67	83
Accountable advances	19	34
Miscellaneous	73	60
	1,184	1,126
Provision for doubtful accounts	(247)	(223)
	937	903
Mortgages Receivable
Reconstruction Program	51	44
Miscellaneous	4	4
	55	48
	992	951

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province, with a floating interest rate of prime plus 2.5% or a fixed rate of prime plus 5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province. Defaulted risk sharing loans arise due to bankruptcy or death of the borrower while attending school.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years or older, a surviving spouse, or a person with a disability. Simple interest is charged on the deferred taxes at a rate set by the minister of small business and revenue. This rate will not exceed 2.0% below the prime lending rate of the principal banker to the government. The deferred taxes, administration fees, plus outstanding interest must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer-supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short-term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 10%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Program provides financial assistance to homeowners to pay for repairs for homes with premature building envelope failure. The financial assistance is provided in the form of subsidized interest loans, no interest loans or deferred payment loans, and is secured by registered mortgages. This program is administered by the Homeowner Protection Office.

Miscellaneous mortgages receivable have terms ranging from less than one year to twenty years, with some loans being payable on demand. Interest rates range from 1.875% to 13.5%.

9. Other Investments

	In Millions
	2007	2006
	$	$

Equity investments	936	791
Municipal, corporate and other bonds	407	480
Commercial loans and investments	379	350
Government of Canada bonds	262	223
Provincial government bonds	241	180
Pooled investment portfolios	121	107
British Columbia Ferry Services Inc	75	75
Miscellaneous	149	97
	2,570	2,303
Provision for doubtful accounts	(60)	(60)
	2,510	2,243

Equity investments have a market value of $1,135 million (2006: $929 million). They include investments in Canadian, U.S. and international equity markets. Also included in equity investments are investments by the University of British Columbia and University of Victoria in subsidiaries that are reported on the equity basis. The total investment reported for these entities is $4 million (2006: $1 million).

Municipal, corporate and other bonds have a market value of $406 million (2006: $482 million) with yields ranging from 0.92% to 6.62%.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $298 million (2006: $290 million) investment in power development joint ventures, and $55 million (2006: $55 million) held by the Consolidated Revenue Fund, which a full provision has been made for.

Government of Canada bonds have a market value of $265 million (2006: $228 million), with yields ranging from 3.00% to 7.25%. Maturity dates range from June 1, 2007 to July 26, 2035.

Provincial bonds of various provinces have a market value of $257 million (2006: $186 million), with yields ranging from 3.50% to 7.60%. Maturity dates range from September 1, 2007 to March 8, 2033.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $119 million (2006: $106 million).

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non-voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $147 million (2006: $102 million).

10. Sinking Fund Investments

	In Millions
	2007	2006
	$	$

Taxpayer–supported sinking fund investments	3,065	3,213
Self–supported sinking fund investments	733	846
	3,798	4,059

	In Millions
	2007	2006
	$	$

Cash	26
Government of Canada bonds	7	54
Provincial government bonds	826	906
Pooled investment portfolios	2,406	2,488
Local government bonds	433	506
Miscellaneous	100	105
	3,798	4,059

Government of Canada bonds have a market value of $7.1 million (par value $6.9 million), with yields ranging from 3.96% to 4.15%. Maturity dates range from October 1, 2007 to June 1, 2013.

Provincial bonds of various provinces have a market value of $907.3 million (par value $1,467.4 million), with yields ranging from 3.53% to 5.49%. Maturity dates range from June 9, 2007 to February 15, 2040.

Pooled investment portfolios consist of units in the British Columbia Investment Management Corporations’ bond funds, which mainly consist of various governments bonds and short term unitized funds that hold money market instruments.

Local government bonds mainly consist of debt issued by BC Municipal Financing Authority.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2007	2006
	$	$

British Columbia Hydro and Power Authority	7,134	6,882
British Columbia Transmission Corporation	30	30
Improvement districts	6	4
	7,170	6,916

12. Accounts Payable and Accrued Liabilities

	In Millions
	2007	2006
	$	$

Trade accounts payable	2,419	2,708
Other accrued estimated liabilities(1)	1,450	1,358
Accrued employee leave entitlements (see table below)	1,567	1,461
Accrued interest on debt	636	703
	6,072	6,230

(1) Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2007	2006
	$	$
Accrued employee leave entitlements
Vacation, compensatory time off, sick bank	709	679
Worker compensation benefits	93	82
Retirement allowance	539	474
Long-term disability	226	226
	1,567	1,461

13. Due to Other Governments

	In Millions
	2007	2006
	$	$

Government of Canada:
Current	182	167
Long–term	589	659
Provincial governments:
Current	48	35
Local governments:(1)
Current	95	51
Long–term	1	1
	915	913

(1) Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2007	2006
	$	$

British Columbia Liquor Distribution Branch	29	42
Trust funds	76	102
	105	144

15. Deferred Revenue

	In Millions
	2007	2006
	$	$

Deferred contributions	2,151	1,938
Petroleum, natural gas and minerals, leases and fees	1,715	1,517
Federal contributions	674	981
Unearned lease revenue	265	211
Motor vehicle licences and permits	234	221
Federal and municipal highway project revenues	227	149
Derivative debt instruments	182	174
Tuition	145	117
Water rentals and recording fees	74	79
Medical Services Plan premiums	74	70
Forest Stand Management Fund	12	12
Miscellaneous	233	225
	5,986	5,694

16. Employee Pension Plans (Unfunded Pension Liabilities)

	In Millions
	2007	2006
	$	$

Members of the Legislative Assembly Superannuation Account	2	2

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (Pension Corporation). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest five-year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan. The accrued benefit obligation is $376 million, with estimated pension fund assets of $398 million, and an unamortized actuarial gain of $24 million. The accrued net obligation is $2 million.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency.

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five-year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of government and plan member representatives. Provisions of these plans stipulate the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the independent pension boards.

In the event an unfunded liability is determined by an actuarial valuation (performed every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short-term in nature.

The reported net assets of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2006/07 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the table below. The expected long-term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the pension adjustment account.

Key actuarial assumptions and dates:

	Public
	Service	Municipal	Teachers’	College
	Pension Plan	Pension Plan	Pension Plan	Pension Plan
Date of actuarial valuation	Mar 31/05	Dec 31/03	Dec 31/05	Aug 31/03
Date of audited financial statements	Mar 31/06	Dec 31/05	Dec 31/05	Aug 31/06
Expected long–term rate of return	6.75%	7.00%	6.85%	7.20%
Assumed rate of salary escalation	4.00%	4.50%	4.10%	4.70%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2007, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$

Accrued benefit obligation	10,850	11,570	12,425	1,616	36,461
Pension fund assets	11,399	12,382	11,196	1,968	36,945
	(549)	(812)	1,229	(352)	(484)
Unamortized actuarial gain (loss)	(1,643)	(737)	(1,570)	(136)	(4,086)
Accrued net obligation (asset)	(2,192)	(1,549)	(341)	(488)	(4,570)

(e) The preliminary overall fund rates of return reported to the pension boards as at December 31, 2006 for each plan are:  College Pension Plan 14.0%, Public Service Pension Plan 14.0%, Municipal Pension Plan 15.0%, and Teachers’ Pension Plan 15.1%.

(f)  The Province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are (in millions): College Pension Plan $46.5, the Public Service Pension Plan $251.0, the Municipal Pension Plan $372.4, and the Teachers’ Pension Plan $300.5.

17.Taxpayer–supported Debt(1)

	In Millions
						2007	2006
						Canadian	Canadian
	Year of	Canadian	US	Japanese	Other	Dollar	Dollar
	Maturity	Dollar	Dollar (2)	Yen (2)	Currencies (2)	Total	Total
		$	$	$	$	$	$

Short–term promissory notes	2007					0	1,147
	2008	1,563				1,563	0
Notes, bonds and debentures(3)	2007					0	3,215
	2008	1,012	884	59	418	2,373	2,361
	2009	2,399	1,076			3,475	3,408
	2010	1,375	308	94	572	2,349	2,347
	2011	1,901		110	614	2,625	2,618
	2012	2,507				2,507	2,433
	2013–2017	2,726	509			3,235	3,160
	2018–2022	1,069				1,069	906
	2023–2027	3,583				3,583	3,414
	2028–2032	3,876				3,876	3,795
	2033–2037	910				910	755
	2038–2042	942				942	415
	2043–2047	405				405	400
Total debt issued at face value		24,268	2,777	263	1,604	28,912	30,374

Unamortized discount						(130)	(147)
Unrealized foreign exchange gains						62	69
Amount held in the Consolidated Revenue Fund						(3)	(7)
Taxpayer–supported debt						28,841	30,289

The effective interest rates (weighted average) as at March 31 on the above debt are:

2007	6.14%
2006		6.01%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note19 (Risk Management and Derivative Financial Instruments).

(2)Foreign currencies include: $1,955 million US ($2,777million Canadian); 22,000 million Japanese Yen ($263 million Canadian); 400 million Swiss Franc ($418 million Canadian); and 688 million Euro ($1,186 million Canadian).

(3)Notes, bonds and debentures include $532 million (2006: $201 million) in public–private partnership obligations, $319 million (2006: $229 million) in mortgages; $281 million (2006: $252 million) in capital leases, and $170 million (2006: $121 million) in demand loans.

Notes, bonds and debentures

Redeemable by the bond holder

Balances include British Columbia Savings Bonds totalling $14 million (2006: $32 million) maturing on October 15, 2007 with an effective rate of 3.85% are redeemable at par by the holder on April 15, 2007.

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,481 million (2006: $3,467 million) at a weighted average interest rate of 7.75% (2006: 8.06%). These debentures mature at various dates from April 10, 2007 to March 12, 2037 with interest rates varying between 4.12% and 11.33%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province. During the year, $226 million (2006: $76 million) Canada Pension Plan debentures were issued. Under Canada Pension Plan legislation, any significant amendment to benefits or contributions requires the approval of the legislature of two–thirds of the provinces.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
2008	2,148
2009	3,273
2010	2,132
2011	2,257
2012	1,659

18. Self–supported Debt(1)

	In Millions
				2007	2006
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar (2)	Total	Total
		$	$	$	$

Short–term promissory notes	2007			0	898
	2008	846	260	1,106	0
Notes, bonds and debentures	2007			0	314
	2008	9	373	382	384
	2009	124		124	124
	2010	574	58	632	632
	2011	150		150	150
	2012	450		450	450
	2013–2017	975	290	1,265	1,265
	2018–2022	1,271		1,271	1,271
	2023–2027	400	617	1,017	1,020
	2028–2032	1,100		1,100	800
	2033–2037		364	364	365
Total debt issued at face value		5,899	1,962	7,861	7,673

Unamortized discount premium/(discount)				(16)	16
Unrealized foreign exchange gains				52	69
Total self–supported debt				7,897	7,758

The effective interest rates (weighted average) as at March 31 on the above debt are:

2007	6.68%
2006		6.53%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)Foreign currencies include $1,562 million US ($1,962 million Canadian).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $177 million (2006: $191 million) at a weighted average interest rate of 10.04% (2006: 10.01%). These debentures mature at various dates from August 10, 2007 to June 9, 2009 with interest rates varying between 9.62% and 10.42%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province.

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
2008	355
2009	86
2010	571
2011	141
2012	417

19. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, forward foreign exchange contracts, forward rate agreements, advanced rate setting agreements and options. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2007, based on the notional amounts of the contracts.

Taxpayer–supported Debt

	In Millions
	Year of Maturity	Cross Currency Swaps	Interest Rate Swaps	Forward Foreign Exchange Contracts	Total
		$	$	$	$

	2008	1,361			1,361
	2009	985	776	690	2,451
	2010	974	579		1,553
	2011	834			834
	2012		100		100
	6–10 years	509	505		1,014
	+ 10 years	64	774		838
Total		4,727	2,734	690	8,151

Self–supported Debt

	In Millions
				Forward
		Cross	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps	Swaps	Contracts	Total
		$	$	$	$

	2008	200	423	130	753
	2010		558	57	615
	2012		300		300
	6–10 years	290	980		1,270
	+ 10 years		100	719	819
Total		490	2,361	906	3,757

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments, and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $20,980 million (2006: $22,761 million), allow floating rate exposure up to 45.00% (2006: 45.00%) of this portion of the taxpayer-supported debt. At March 31, 2007, floating rate debt exposure was 25.75% (2006: 31.80%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 46.00% (2006: 46.00%) of their debt that totals $7,144 million (2006: $6,892 million). At March 31, 2007, floating rate debt exposure for BC Hydro was  37.60% (2006: 36.10%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2007, a 1.00% change in interest rates would impact the annual debt servicing expense by $57 million (2006: $73 million) for the taxpayer-supported debt portfolio and $26 million (2006: $28 million) for the self–supported debt portfolio.

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $20,980 million (2006: $22,761 million), allow unhedged foreign debt exposure up to 10.00% (2006: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2007, unhedged foreign debt exposure in Japanese yen was 1.69% (2006: 1.57%) of the government direct debt portfolio. At March 31, 2007, there was no unhedged foreign debt exposure in US dollars for the government direct debt portfolio (2006: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 20.00% (2006: 20.00%) of their debt, which totals $7,144 million (2006: $6,892 million). At March 31, 2007, 2.30%(2006: 2.60%) of their debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer-supported and self-supported debt portfolios at March 31, 2007, a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self-supported debt portfolio by $5 million (2006: $7 million). A change of one yen versus the value of the Canadian dollar (for example, from 102 yen to 101 yen) would impact the annual debt servicing costs of the taxpayer-supported debt portfolio by $1 million (2006: $1 million).

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s and Moody’s Investors Service Inc. of at least AA–/Aa3 or A+/A1 in the case of Canadian Schedule A banks. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

20. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 35) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21. Tangible Capital Assets

	In Millions
	2007	2006
	$	$

Land and land improvements	2,304	2,099
Buildings (including tenant improvements)	12,088	11,216
Highway infrastructure	7,424	6,927
Transportation equipment	1,967	2,020
Computer hardware and software	923	778
Other	1,920	1,716
	26,626	24,756

See Statement of Tangible Capital Assets on page 84.

The estimated useful lives of the more common tangible capital assets are: buildings (10–50 years); highway infrastructure (15–40 years); transportation equipment (including ferries and related infrastructure) (5–40 years); computer hardware and software (3–5 years); major software systems (9–12 years); and other (including vehicles, specialized equipment, and furniture and equipment) (5–20 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Tenant improvements are amortized over five years or the length of the relevant lease term.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to Greater Vancouver Transportation Authority (GVTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain system and West Coast Express. These assets are made available to GVTA for their use under the Greater Vancouver Transportation Authority Act and an Order in Council (OIC) enacted thereunder, and represent one of the province’s contributions toward public transportation in the Greater Vancouver Regional District. The OIC–directed lease arrangements with GVTA and BCT are for one dollar per year under an initial 15–year term with additional five-year renewal periods upon the agreement of BCT and GVTA. The net book value of these assets is $896 million (2006: $916 million). A similar lease arrangement is under negotiation with GVTA for the RTP assets.

22. Prepaid Program Costs

	In Millions
	2007	2006
	$	$

Prepaid program costs(1)	592	532

(1) Includes inventories of operating material held in the Purchasing Commission and Queen’s Printer warehouses pending distribution in a subsequent fiscal year and deferred costs associated with the BC Timber Sales Program. Also includes inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations.

23. Other Assets

	In Millions
	2007	2006
	$	$

Deferred debt instrument costs	324	277
Other deferred costs	12	21
Deferred treaty costs	15	17
	351	315

24. Accumulated Surplus (Deficit)

	In Millions
	2007	2006
	$	$

Accumulated surplus (deficit)—beginning of year as previously reported(1)	(124)	(3,184)
Adjustments to accumulated surplus (deficit)(2),(3)	(43)	(73)
Accumulated surplus (deficit)—beginning of year as restated	(167)	(3,257)
Other comprehensive income from self-supported Crown corporations and agencies (see page 83)	447
Surplus (deficit) for the year(4)	4,056	3,090
Accumulated surplus (deficit)—end of year	4,336	(167)

(1)The opening accumulated deficit figure for April 1, 2005 and April 1, 2006 are as reported in the 2005/06 Public Accounts.

(2)During 2006/07, adjustments were made to the opening accumulated deficit for 2005/06 as follows:

School Districts—adjustment for land and building additions from 1998 to 2001	25
BC Rail restatement—adjustment for 2005 asset impairment write down and amortization adjustment	4
Natural resources—adjustment for contractual obligations related to resource road development	44
Forests—community access roads capitalization	22
Vancouver Island Natural Gas Pipeline—adjustment for 2004 and 2005 rate stabilization liability	(168)
Total	(73)

(3)During 2006/07, adjustments were made to the opening deficit for 2006/07 for the following items:

School Districts—adjustment for land and building additions from 1998 to 2001	25
BC Rail restatement—adjustment for 2005 asset impairment write down and amortization adjustment	26
Natural resources—adjustment for contractual obligations related to resource road development	52
Forests—community access roads capitalization	22
Vancouver Island Natural Gas Pipeline—adjustment for 2004 and 2005 rate stabilization liability	(168)
Total	(43)

(4)During 2006/07, adjustments were made to the reported surplus figure for the 2005/06 fiscal as follows:

Reported surplus for 2005/06	3,060
BC Rail restatement—adjustment for 2005 asset impairment write down and amortization adjustment	22
Natural resources—adjustment for contractual obligations related to resource road development	8
Total	3,090

25. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2007 was $420 million (2006: $425 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2007, totaled $104 million (2006: $111 million). See Consolidated Statement of Guaranteed Debt on page 85 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2007	2006
	$	$

Tax disputes		1,300
Negligence and miscellaneous	205	13
Damage to persons or property	122	112
Contract disputes	12	138
Property access disputes	8	118
Motor vehicle accidents	8	11
Expropriation disputes		4
	355	1,696

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2007, was $66 million (2006: $56 million)

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the environmental clean-up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $139 million (2006: $143 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean–up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean-up costs, not already accrued for sites under evaluation, are approximately $40 million at March 31, 2007. In addition, the Ministry of Energy and Mines has determined possible net liabilities of $386 million for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean–up costs is not currently determinable.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2007, there were 47 treaty tables in various stages of negotiation, representing two–thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified, the provincial cost of treaties is recorded in the Public Accounts. Depending on the substance of the final agreement, costs are expensed upfront or deferred and amortized over the time periods established in the agreement.

One Agreement in Principle (AiP) was signed in 2006/07, (In-SHUCK-ch). As at March 31, 2007, two Final Agreements (Tsawwassen and Maa-nulth) have been initialed and are pending ratification. It is expected the capital transfer components in all AiPs will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement  tables are as follows:

(i) In–SHUCK–ch, 13,208 hectares

(ii) Lheidli T’enneh,  3,416 hectares

(iii) Maa–nulth,  22,467 hectares

(iv) Sechelt,  933 hectares

(v) Sliammon, 6,357 hectares

(vi) Tsawwassen,  434 hectares

(vii) Yale, 915 hectares

(viii) Yekooche, 5,960 hectares

The parties at the Sechelt table are having informal discussions with the objective of returning to the table to conclude a Final Agreement based on the signed AiP. An AiP was ratified by the In-SHUCK-ch Treaty Group on April 30, 2006 and is pending ratification by the Government of Canada. Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. Several First Nations have commenced litigation claiming aboriginal rights and/or title over their asserted Traditional Territories and/or challenging provincial approvals regarding resource allocation and extraction on those lands with respect to the adequacy of consultation and accommodation. The results of these actions are not determinable at this time.

Crown Corporations, Agencies and the School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)Sector

(i)    The Insurance Corporation of British Columbia (ICBC) has settled some claims that require ICBC to provide claimants with periodic payments, usually for a lifetime. ICBC has purchased annuities to make these payments; however, if the annuities are insufficient, ICBC remains responsible. The present value of these settlements at December 31, 2006, was approximately $907 million (2005: $842 million).

(ii)   The BC Transportation Financing Authority has contingent liabilities of $102 million remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects.

(iii)  Powerex, a wholly owned subsidiary of the British Columbia Hydro and Power Authority, has been named as a defendant in a number of lawsuits regarding alleged market manipulation of energy prices in the California wholesale electricity markets. A number of issues and findings are presently on appeal and none have been the subject of final judicial action. Estimates of claims against all market participants could reach several billion US dollars. Management cannot predict the outcome of the various claims; however, Powerex states the terms of its sales were just and reasonable.

(iv)  The BC Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that exist at various owned facilities. Management is actively monitoring and mitigating these hazards. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the BC Pavilion Corporation.

(v)   The British Columbia Railway Corporation (BCRC) and BCR Properties Ltd. completed a transaction with Canadian National Railway Company (CN) on July 14, 2004. As a result of the transaction, the province and BCRC have provided commercial indemnities to the CN transaction and indemnities related to income tax attributes of BC Rail at closing. As at March 31, 2007, the maximum present value (calculated at 9%) of amounts payable under the tax indemnities related to income tax attributes (excluding any reimbursement of professional fees, tax arrears, interest on taxes payable, if any, on indemnity payments) is approximately $463 million. These indemnities remain in effect until 90 days after the last date on which a tax assessment or reassessment can be issued in respect of the income tax attributes. Management believes it is unlikely that the province or BCRC will ultimately be held liable for any amounts under the commercial and tax indemnities.

(c) COMMITMENTS

The government is involved in the following major commitments.

2010 Winter Olympics

On July 2, 2003, the International Olympic Committee (IOC) selected Vancouver to host the 2010 Olympic and Paralympic Winter Games (the Games). A comprehensive Multi–Party Agreement (MPA) among Canada, British Columbia, the City of Vancouver, the Resort Municipality of Whistler, the Canadian Olympic Committee, the Canadian Paralympic Committee, and the Vancouver 2010 Bid Corporation was signed November 14, 2002.

The MPA establishes the roles and relationships of all the parties, the contractual arrangements, financial contributions, legal responsibilities, and the sport legacies of the parties in relation to the Games. On September 30, 2003, the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (VANOC) was incorporated as the successor organization to the Vancouver 2010 Bid Corporation. The province has the power to appoint three of the 20 board members to VANOC. VANOC’s mandate is to plan, organize, finance, stage and host the Games. In addition, the province has provided a guarantee to the IOC of a potential financial shortfall of VANOC. The guarantee should not be relied on by parties other than the IOC.

The province has made a commitment to contribute $600 million towards the Games. This commitment has been allocated as follows:

•             Venues and live sites $310 million

•             Venues endowment legacy $55 million

•             Medical and security costs $100 million

•             Paralympic games $20 million

•             First Nations sports and municipal legacies $38 million; and

•             Olympic contingency allocations $77 million

The province spent $124 million in 2007 (2006: $8 million; previous years: $140 million) for a total to date of $272 million at March 31, 2007. Contractual obligations related to the Olympic games commitment are included in section (d) of this note.

Information about the Games may be found at the 2010 Olympic Games website: www.vancouver2010.com, outside these audited statements, and at the BC Olympic and Paralympic Winter Games Secretariat http://www.sbed.gov.bc.ca/2010secretariat/, outside these audited statements.

The province is also upgrading the Sea–to–Sky Highway to coincide with the Games. The province spent $187 million in 2007 (2006: $102 million). The project to date spending total is $357 million (2006: $169 million). The contractual obligations related to the Sea–to–Sky Highway are included in section (d) of this note.

Crown Corporations, Agencies and the SUCH Sector

The province has committed to the construction of the $771.2 million expansion to the Vancouver Convention Centre and other shared upgrades to adjacent facilities. The cost is to be shared by the province ($426.6 million), the government of Canada ($222.5 million), Tourism Vancouver ($90 million), up–front payments related to commercial agreements ($30 million), and a separate commitment with Western Economic Diversification Canada ($2.1 million). The contractual obligations related to the expansion of the Vancouver Convention Centre are included in section (d) of this note.

(d) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple-year agreements for the delivery of services and the construction of assets. The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year.

	In Millions
						2013 and
	2008	2009	2010	2011	2012	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	983	615	572	553	560	2,197	5,480
Education	200	86	26	11	2	6	331
Social services	272	17	5	1			295
Other	87	97	87	70	53	247	641
Natural resources and economic development	228	60	100	39	39	884	1,350
Protection of persons and property	272	265	265	264	264		1,330
Transportation	883	594	599	606	614	11,165	14,461
General government	395	380	221	199	176	337	1,708
	3,320	2,114	1,875	1,743	1,708	14,836	25,596

Self–supported Crown corporations and agencies
Natural resources and economic development	2,027	1,212	1,243	1,304	1,403	22,268	29,457
General goverment	53	41	30	19	8	28	179
	2,080	1,253	1,273	1,323	1,411	22,296	29,636
Total	5,400	3,367	3,148	3,066	3,119	37,132	55,232

26. Restricted Assets

	In Millions
	2007	2006
	$	$

Endowment funds of universities and colleges	1,096	983

Donors have placed restrictions on their contributions to the endowment funds of universities and colleges. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund, that is required to offset the eroding effect of inflation or to preserve the original value of the endowment, should also not be spent.

27. Revenue

	In Millions
	2007	2006
	$	$
Taxation revenue includes
Personal income	6,905	5,838
Corporate income	1,538	1,426
Social service	4,714	4,367
Property	1,732	1,717
Other	3,129	3,081
	18,018	16,429

See notes at the end of the Schedule of Net Revenue by Source on page 100 for additional information on taxation revenue.

28. Expense

	In Millions
	2007	2006
	$	$
Total Expense by Group Account Classification
Salaries and benefits	13,926	12,922
Government transfers	7,809	8,009
Operating costs	8,527	7,912
Interest(1)	2,234	2,181
Amortization	1,475	1,376
Other	477	483
	34,448	32,883

(1)Includes foreign exchange gain amortization of $32 million (2006: $121 million) and self-supported debt interest of $489 million (2006: $428 million).

29. Valuation Allowances

	In Millions
	2007	2006
	$	$

Accounts receivable	70	159
Loans, advances and mortgages receivable	28	31
Tangible capital assets	14	12
Inventories for resale	7	7
Investments	2	1
Other assets		5
	121	215

These amounts are included in “Other” of “Total expense by Group Account Classification” in Note 28, and represent the write-down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

30. Trusts Under Administration

	In Millions
	2007	2006
	$	$

Public Guardian and Trustee —administered by government officials	647	582
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	38	39
Credit Union Deposit Insurance Corporation of B.C. —administered by various government officials and a non–government investment corporation	239	213
Other trust funds —administered by various government officials	73	93
	997	927

31. Significant Events

Collective Bargaining Agreement Incentives

A significant proportion of the public service is made up of employees that work under collective bargaining agreements. The majority of public sector employees are represented by collective agreements that expired on or before March 31, 2006; however there were several agreements that were finalized in the 2006/07 fiscal year.

The province established a negotiating framework that included a one–time incentive payment to employees provided their collective agreement was negotiated on or before its expiry date. The incentive payments are paid to employees once the collective agreements are ratified. The province also paid the incentive payment to management employee and non–union members of the public service. The total amount of the budget for incentive payments for all collective agreements, management employees and non–union members of the public service was $1 billion. Approximately $710 million dollars of the incentive budget was paid for collective agreements concluded on or before March 31, 2006 as well as for management employees and non–union members of the public service. The remaining balance of $290 million relates to collective agreements that expired after, but were not concluded by, March 31, 2006. Of the remaining $290 million, $264 million was paid out in the 2006/07 fiscal year.

In Millions
2007
$
Health	3
Education	255
Natural resources and economic development	1
Protection of persons and property	5
264

32. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations on page 4 of the Estimates, Fiscal Year Ending March 31, 2007, presented to the Legislative Assembly February 21, 2006. They do not include supplementary spending of $290 million for incentive payments for the benefit of Public Sector employees under the negotiating framework announced on November 30, 2005, that was approved by the Legislature during the 2006/07 fiscal year.

33. Comparatives

The comparative figures for the previous year have been restated to conform with the current year’s presentation. The effect of these restatements on the previously reported operating result is disclosed in Note 24.

34. Subsequent Events

(a) British Columbia Railway Company

On April 3, 2007, British Columbia Railway Company (BCRC) and its subsidiaries Vancouver Wharves Limited Partnership (VWLP) and BCR Properties Ltd (BCRP) entered into a transaction with Kinder Morgan Canada Terminals ULC (KMCT) regarding the operation of the Vancouver Wharves (VW) bulk marine terminal in North Vancouver.

The transaction includes a 40 year non–renewable lease with respect to the VW lands as well as the purchase by KMCT of the VW terminal assets, which include on site rail infrastructure, dry bulk and liquid storage, and material handling systems. KMCT will pay $40 million cash on closing, which includes the prepayment of all rent on the VW lands. KMCT will assume VWLP’s asset retirement obligation to remediate the leased VW lands at the end of the lease to the same standards under which VWLP has under its current lease with BCRP. KMCT will assume VWLP’s asset retirement obligation to the Port of Vancouver. KMCT will assume certain environmental liabilities pertaining to the VW lands. KMCT has also agreed, at its cost, to transfer those VW terminal operations that are conducted on land adjacent to the VW lands to the VW lands. BCRC will retain the environmental obligations associated with the VW terminal operations that are currently conducted on land adjacent to the VW lands.

At March 31, 2007, the book value of the net assets of VW were $6.0 million (March 31, 2006: $2.0 million) and income for the year ending March 31, 2007 was $10.6 million (year ending March 31, 2006: $9.1 million loss).

BCRP, as the VW land owner, will continue to recognize the VW lands asset retirement obligations and VW lands environmental liabilities. The present value of the asset retirement obligations is $44.6 million and the book value of the environmental liability is $14 million.

(b) Vancouver Convention Centre Expansion Project

On April 11, 2007, the province approved additional funding of $86 million for the Vancouver Convention Centre Expansion Project raising the new facility’s budget to $771.2 million (and the province’s related contribution to $426.6 million).

(c)  Members of the Legislative Assembly (MLA) Compensation

Legislation was passed on May 31, 2007 to provide a pay increase and pension benefits to MLA’s with options retroactive to 1996. The pension amounts are undeterminable until options are exercised to purchase past service pension benefits. The option must be exercised before July 1, 2011.

(d)  Supreme Court of Canada ruling on Bill 29

On June 8, 2007 the Supreme Court of Canada issued a declaration that certain provisions of Bill 29 are unconstitutional. The Court suspended the declaration for a period of 12 months to allow the government to address the repercussions of the decision. No liabilities have been established as a result of this decision and the future financial impact, if any, of this ruling cannot be determined.

35. Asset Retirement Obligations(1)

	In Millions
	2007	2006
	$	$

Health	10	1
Education(2)	4	4
Other	4	3
Natural resources and economic development	17	16
Transportation	44	42
	79	66

(1)The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. Legal liabilities may exist for the removal or disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

(2)The information for School Districts is at June 30, 2006.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2007

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1)

Health Sector

Bella Coola General Hospital

Canadian Blood Services(2)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisaga’a Valley Health Board

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr Institute of Art and Design

Industry Training Authority

Institute of Indigenous Government

Justice Institute of British Columbia

Kwantlen University College

Langara College

Leading Edge Endowment Fund Society

Malaspina University College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

Okanagan University College

Open Learning Agency

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

Thompson Rivers University

The University of British Columbia

University College of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Natural Resources and Economic Development Sector

552513 BC Ltd

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Forestry Innovation Investment Ltd

Nechako–Kitamaat Development Fund Society(3)

Oil and Gas Commission

Partnerships British Columbia Inc

Tourism British Columbia

Vancouver Convention Centre Expansion Project

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Arts Council

British Columbia Assessment Authority

British Columbia Buildings Corporation(4)

British Columbia Housing Management Commission

First Peoples’ Heritage, Language and Culture Council

Homeowner Protection Office

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(5)

British Columbia Hydro and Power Authority(5)

British Columbia Liquor Distribution Branch(6)

British Columbia Lottery Corporation(6)

British Columbia Railway Company(7)

British Columbia Transmission Corporation(5)

Columbia Power Corporation(5)

Insurance Corporation of British Columbia(8)

Provincial Capital Commission(9)

(1) The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 74) and Operations by Sector (page 78).

(2) This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(3) This organization was included in operations for the first time during this fiscal year.

(4) This organization wound up operations during the fiscal year.

(5) These organizations were included in the Natural Resources and Economic Development Sector results.

(6) These organizations were included in the General Government Sector results.

(7) This organization was included in the Transportation Sector results.

(8) This organization was included in the Protection of Persons and Property Sector results.

(9) This organization was included in the Other Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2007

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	271	276	1,483	1,509	(2)	1	279	790	71	145
Temporary investments	324	369	305	286	18	21			66	40
Accounts receivable	292	194	215	163	67	73	282	313	36	42
Inventories for resale	1	1	29	29					1	19
Due from the Province of British Columbia	2	325	17	109		3				15
Due from other governments	49	68	94	102	9	11			52	94
Due from self-supported Crown corporations and agencies
Equity in self-supported Crown corporations and agencies									15	15
Loans, advances and mortgages receivable	1	2	584	538	1				141	163
Other investments	156	157	1,760	1,510	4		15	18	42	40
Sinking fund investments			56	73			3,798	4,059		152
Loans for purchase of assets, recoverable from agencies							10,262	10,008

	1,096	1,392	4,543	4,319	97	109	14,636	15,188	424	725

	In Millions
	Natural Resources and Economic Development		Protection of Persons and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	221	177	12	9	49	27	34				2,418	2,934
Temporary investments	219	204	16	15	1						949	935
Accounts receivable	612	559	84	85	28	20	1,308	1,167	(82)	(52)	2,842	2,564
Inventories for resale	25	28	9	7			10	9			75	93
Due from the Province of British Columbia	6	6			38	37			(63)	(495)	0	0
Due from other governments	217	29	39	29	36	25	385	316			881	674
Due from self-supported Crown corporations and agencies	348	267					206	176			554	443
Equity in self-supported Crown corporations and agencies	2,139	2,048	2,070	1,242	172	143					4,396	3,448
Loans, advances and mortgages receivable	94	68	4	4		1	211	192	(44)	(17)	992	951
Other investments	467	452			76	76			(10)	(10)	2,510	2,243
Sinking fund investments					406	414			(462)	(639)	3,798	4,059
Loans for purchase of assets, recoverable from agencies									(3,092)	(3,092)	7,170	6,916

	4,348	3,838	2,234	1,391	806	743	2,154	1,860	(3,753)	(4,305)	26,585	25,260

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,910	2,009	978	995	144	204	628	695	266	257
Due to other governments	65	55	23	13					81	45
Due to Crown corporations, agencies and trust funds	8		2						76	102
Due to the Province of British Columbia	17	4	9	1		1			8	3
Deferred revenue	1,670	1,854	1,303	1,139		62	181	174	108	149
Employee pension plans
Taxpayer-supported debt	228	204	715	672	12	5	27,018	28,947	251	619
Self-supported debt							7,897	7,758
	3,898	4,126	3,030	2,820	156	272	35,724	37,574	790	1,175
Net assets (liabilities)	(2,802)	(2,734)	1,513	1,499	(59)	(163)	(21,088)	(22,386)	(366)	(450)

Non-financial Assets
Tangible capital assets	4,044	3,734	10,334	9,642	62	43			617	1,070
Prepaid capital advances			25	26
Prepaid program costs	161	152	22	21	3	3			13	29
Other assets	5	4	6	7			302	255	1
	4,210	3,890	10,387	9,696	65	46	302	255	631	1,099
Accumulated surplus (deficit)	1,408	1,156	11,900	11,195	6	(117)	(20,786)	(22,131)	265	649

	In Millions
	Natural Resources
	and Economic		Protection of Persons
	Development		and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	938	964	249	262	307	259	743	1,115	(91)	(530)	6,072	6,230
Due to other governments	2	3	69	56			675	741			915	913
Due to Crown corporations, agencies and trust funds	1						29	42	(11)		105	144
Due to the Province of British Columbia	1	1			4				(39)	(10)	0	0
Deferred revenue	2,099	1,865	291	250	331	247	32		(29)	(46)	5,986	5,694
Employee pension plans							2	2			2	2
Taxpayer-supported debt	428	328	7	5	3,748	3,205	36	43	(3,602)	(3,739)	28,841	30,289
Self-supported debt											7,897	7,758
	3,469	3,161	616	573	4,390	3,711	1,517	1,943	(3,772)	(4,325)	49,818	51,030
Net assets (liabilities)	879	677	1,618	818	(3,584)	(2,968)	637	(83)	19	20	(23,233)	(25,770)

Non–financial Assets
Tangible capital assets	1,241	999	63	59	9,461	9,002	813	216	(9)	(9)	26,626	24,756
Prepaid capital advances									(25)	(26)	0	0
Prepaid program costs	344	303	3	1	8	9	38	14			592	532
Other assets	4	11	14	18	22	22			(3)	(2)	351	315
	1,589	1,313	80	78	9,491	9,033	851	230	(37)	(37)	27,569	25,603
Accumulated surplus (deficit)	2,468	1,990	1,698	896	5,907	6,065	1,488	147	(18)	(17)	4,336	(167)

(1) Debt servicing represents the financial impacts of activities related to management of the public debt.

(2) Includes housing, recreation and culture, and other activities which cannot be allocated to the specific sectors.

(3) Includes the legislature, tax collection and administration, Canadian Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4) Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2007

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation									81	63
Contributions from the federal government	301	426	546	518	110	81			192	192
Natural resources
Fees and licences	1,783	1,728	1,082	1,032					24	20
Miscellaneous	668	612	1,266	1,056	32	25		1	103	162
Contributions from the provincial government/self-supported Crown corporations and agencies	17	363	349	252	7	36			66	364
Investment income	27	31	173	186	3	4	914	858	9	22
Total revenue	2,796	3,160	3,416	3,044	152	146	914	859	475	823

	In Millions
	Natural Resources
	and Economic		Protection of Persons
	Development		and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	31	28			466	463	17,440	15,875			18,018	16,429
Contributions from the federal government	93	60	85	105	26	26	5,033	4,417			6,386	5,825
Natural resources	3,982	4,567									3,982	4,567
Fees and licences	135	142	659	627	81	88	27	29			3,791	3,666
Miscellaneous	106	110	155	189	59	41	321	137	(100)	(16)	2,610	2,317
Contributions from the provincial government/self-supported Crown corporations and agencies	443	298	381	191	47	49	1,850	1,715	(475)	(1,048)	2,685	2,220
Investment income	52	21	1	1	35	33	11	3	(193)	(210)	1,032	949
Total revenue	4,842	5,226	1,281	1,113	714	700	24,682	22,176	(768)	(1,274)	38,504	35,973

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	5,166	4,946	6,754	6,024	364	368			115	135
Government transfers	3,689	3,646	646	769	1,762	1,801			979	762
Operating costs	4,020	3,814	1,683	1,611	774	655			148	444
Interest	10	7	36	48			2,181	2,140	16	40
Amortization	395	365	513	481	12	10			20	46
Other	147	205	207	199	21	(1)			18	29
Operating expense	13,427	12,983	9,839	9,132	2,933	2,833	2,181	2,140	1,296	1,456
Surplus (deficit) for the Fiscal Year ended March 31	(10,631)	(9,823)	(6,423)	(6,088)	(2,781)	(2,687)	(1,267)	(1,281)	(821)	(633)

	In Millions
	Natural Resources
	and Economic		Protection of Persons
	Development		and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	510	485	552	532	127	123	338	309			13,926	12,922
Government transfers	293	520	523	602	73	70	273	479	(429)	(640)	7,809	8,009
Operating costs	768	588	241	262	666	631	236	204	(9)	(297)	8,527	7,912
Interest	1	(4)			184	160			(194)	(210)	2,234	2,181
Amortization	38	35	19	19	383	368	95	52			1,475	1,376
Other	79	58	15	18	32	24	94	78	(136)	(127)	477	483
Operating expense	1,689	1,682	1,350	1,433	1,465	1,376	1,036	1,122	(768)	(1,274)	34,448	32,883
Surplus (deficit) for the Fiscal Year ended March 31	3,153	3,544	(69)	(320)	(751)	(676)	23,646	21,054	0	0	4,056	3,090

(1) Debt servicing represents the financial impacts of activities related to management of the public debt.

(2) Includes housing, recreation and culture, and other activities which cannot be allocated to the specific sectors.

(3) Includes the legislature, tax collection and administration, Canadian Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4) Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements

Statement of Financial Position

for Self-supported Crown Corporations and Agencies

as at March 31, 2007

	In Millions
						Economic	2007	2006
	Utility(1)	Insurance(2)	Liquor(3)	Transportation(4)	Finance(5)	Development(6)	Total	Total(7)
	$	$	$	$	$	$	$	$
Assets
Cash and temporary investments	79	9,045	5	235	108	2	9,474	8,381
Accounts receivable	526	1,034	34	4	82		1,680	1,496
Inventories	137		73	28	5		243	241
Long–term investments	34	63					97	84
Sinking fund investments	733						733	846
Tangible capital assets	10,760	77	43	301	120	18	11,319	10,901
Other assets	1,167	149	6	36	16		1,374	1,227
	13,436	10,368	161	604	331	20	24,920	23,176

Liabilities
Accounts payable	1,202	6,682	159	150	125		8,318	7,852
Deferred revenue	1,935	1,616		282		5	3,838	3,773
Due to Province of BC	348				206		554	443
Debt due to Province of BC	7,687						7,687	7,526
Other long–term debt	125		2				127	134
	11,297	8,298	161	432	331	5	20,524	19,728
Equity
Investment by the CRF	296			107			403	403
Other comprehensive income		447					447	0
Unremitted earnings—end of year	1,843	1,623		65		15	3,546	3,045
	2,139	2,070	0	172	0	15	4,396	3,448
Total Liabilities and Equity	13,436	10,368	161	604	331	20	24,920	23,176

(1) British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, and Columbia Power Corporation.

(2) Insurance Corporation of British Columbia.

(3) British Columbia Liquor Distribution Branch.

(4) British Columbia Railway Company.

(5) British Columbia Lottery Corporation and BCIF Management Ltd.

(6) Provincial Capital Commission.

(7) British Columbia Railway Company made revisions to prior year accounting treatments.  British Columbia Railway Company reclassified assets, liabilities, revenues, and expenses related to discontinued operations.  Additionally, an asset impairment write-down and an amortization adjustment recognized by British Columbia Railway Company in 2005/06 were not required.  These changes have resulted in assets increasing by $26 million, equity increasing by $26 million, revenues decreasing by $54 million, and expenses decreasing by $76 million for 2005/06.  BC Hydro and Power Authority made a change to their presentation of unrealized gains and losses.  This change has resulted in assets decreasing by $220 million and liabilities decreasing by $220 million for 2005/06.  The Insurance Corporation of British Columbia made a change in presentation of bond repurchase obligations to conform with the current period presentation.  This change has resulted in assets increasing by $783 million and liabilities increasing by $783 million for 2005/06.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self-supported Crown Corporations and Agencies for the Fiscal Year Ended March 31, 2007

	In Millions
						Economic	2007	2006
	Utility(1)	Insurance(2)	Liquor(3)	Transportation(4)	Finance(5)	Development(6)	Total	Total(8)
	$	$	$	$	$	$	$	$
Revenue	4,422	3,890	2,440	53	2,427	3	13,235	12,936
Expense	3,998	3,509	1,600	24	1,416	3	10,550	10,716

Net earnings of self–supported Crown corporations & agencies.	424	381	840	29	1,011	0	2,685	2,220
Contributions paid to the CRF	(333)		(840)		(768)		(1,941)	(1,727)
Adjustments to contributions(7)					(243)		(243)	(213)
Increase(decrease) in unremitted earnings in self–supported Crown corporations & agencies	91	381	0	29	0	0	501	280
Unremitted earnings—beginning of year	1,752	1,242		10		15	3,019	2,816
Adjustments to unremitted earnings(8)				26			26	(51)
Unremitted earnings—end of year	1,843	1,623	0	65	0	15	3,546	3,045
Investment by the CRF	296			107			403	403
Other comprehensive income		447					447	0
Equity in self–supported Crown corporations and agencies for the year	2,139	2,070	0	172	0	15	4,396	3,448

(1) British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, and Columbia Power Corporation.

(2) Insurance Corporation of British Columbia.

(3) British Columbia Liquor Distribution Branch.

(4) British Columbia Railway Company.

(5) British Columbia Lottery Corporation and BCIF Management Ltd.

(6) Provincial Capital Commission.

(7) The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(8) British Columbia Railway Company made revisions to prior year accounting treatments.  British Columbia Railway Company reclassified assets, liabilities, revenues, and expenses related to discontinued operations.  Additionally, an asset impairment write-down and an amortization adjustment recognized by British Columbia Railway Company in 2005/06 were not required.  These changes have resulted in assets increasing by $26 million, equity increasing by $26 million, revenues decreasing by $54 million, and expenses decreasing by $76 million for 2005/06.  BC Hydro and Power Authority made a change to their presentation of unrealized gains and losses.  This change has resulted in assets decreasing by $220 million and liabilities decreasing by $220 million for 2005/06.  The Insurance Corporation of British Columbia made a change in presentation of bond repurchase obligations to conform with the current period presentation.  This change has resulted in assets increasing by $783 million and liabilities increasing by $783 million for 2005/06.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements

Consolidated Statement of Tangible Capital Assets(1)

for the Fiscal Year Ended March 31, 2007

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2007	2006
	Improvements	Building	Infrastructure	Equipment	Software	Other(3)	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost(2)
Opening Cost	2,254	17,248	11,810	2,695	1,879	4,773	40,659	38,128
Additions	197	1,366	819	13	372	599	3,366	3,101
Disposals and valuation adjustments	12	(61)	(247)	(9)	(101)	(201)	(607)	(570)
	2,463	18,553	12,382	2,699	2,150	5,171	43,418	40,659

Accumulated Amortization
Opening balance	(155)	(6,031)	(4,883)	(674)	(1,102)	(3,058)	(15,903)	(14,909)
Amortization expense	(11)	(461)	(321)	(59)	(236)	(387)	(1,475)	(1,376)
Effect of disposals and valuation adjustments	7	27	246	1	111	194	586	382
	(159)	(6,465)	(4,958)	(732)	(1,227)	(3,251)	(16,792)	(15,903)
Net book value for the year ended March 31, 2007	2,304	12,088	7,424	1,967	923	1,920	26,626

Net book value for the year ended March 31, 2006	2,099	11,216	6,927	2,020	778	1,716		24,756

(1) This statement includes assets that are held on capital leases at March 31, 2007 at a gross value of $435 million less accumulated amortization of $(121) million for a net book value totalling $314 million (2006: gross value of $292 million less accumulated amortization of $(110) million for a net book value of $182 million) comprised of: heavy equipment gross $90 million less accumulated amortization $(59) million for a net book value of $31 million (2006: gross $77 million less accumulated amortization $(48) million for a net book value of $29 million); vehicles gross $97 million less accumulated amortization $(42) million for a net book value of $55 million (2006: gross $91 million less accumulated amortization $(50) million for a net book value of $41 million); computer hardware/software gross $78 million less accumulated amortization $(18) million for a net book value of $60  million (2006: gross $15 million less accumulated amortization $(9) million for a net book value of $6 million); buildings gross $155 million less accumulated amortization $(1) million for a net book value of $154 million (2006: gross $97  million less accumulated amortization $(2) million for a net book value $95 million); ferries gross $7 million less accumulated amortization $(1) million  for a net book value of $6 million  (2006: gross $7 million less accumulated amortization $0 million for a net book value of $7 million) and other assets gross $8 million less accumulated amortization $0 million for a net book value of $8 million (2006: gross $5 million less accumulated amortization $(1) million for a net book value of $4 million).

(2) Historical cost includes work-in-progress at March 31, 2007 totalling $1,925 million (2006: $2,011 million) comprised of: buildings $1,711 million (2006: $1,331 million); land improvements $31 million (2006: $23 million); highway infrastructure $47 million (2006: $524 million);  transportation equipment $4 million (2006: $4 million); computer hardware/software $132 million (2006: $126 million); and specialized equipment $0 million (2006: $3 million). Work-in-progress is not amortized.  Work-in-progress includes capitalized interest expense at March 31, 2007 totalling $25 million (2006: $14 million).

(3)”Other” at net book value includes office furniture and equipment $509 million (2006: $469 million), vehicles $83 million (2006: $69 million), machinery $1,123 million (2006: $980 million) and miscellaneous $205 million (2006: $198 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements
Consolidated Statement of Guaranteed Debt(1)

as at March 31, 2007

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH(2) sector entities.

	In Millions
	2007		2006
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding(1)	Authorized	Outstanding(1)
	$	$	$	$
Taxpayer–supported Guaranteed Debt
Municipalities and other local governments:
Municipal Act debentures			1	1
Subtotal, municipalities and other local governments	0	0	1	1
Government services:
Homeowner Protection Act loan guarantees(3)	375	75	375	79
Subtotal, government services	375	75	375	79
Health and education:
Financial Administration Act student aid loans	12	12	16	16
Subtotal, health and education	12	12	16	16

Economic development:
Financial Administration Act:
Business Development Bank Guaranteed Program	1	1	1	1
Credit Enhancement Emergency Fund Guaranteed Program	1	1	1	1
Farm Distress Operating Loan Program			1	1
Feeder Association’s Loan Guarantee Program	10	2	10	4
Home Mortgage Assistance Program Act mortgages	10	7	9	6
Home Mortgage Assistance Program Act second mortgages(4)	1		1	1
Subtotal, economic development	23	11	23	14
Total taxpayer-supported guaranteed debt	410	98	415	110

Self–supported Guaranteed Debt
Total self-supported guaranteed debt(5)	10	10	10	10

Grand total, all guaranteed debt	420	108	425	120
Provision for probable payout		(4)		(9)
Net total, all guaranteed debt	420	104	425	111

(1) Guaranteed debt includes gross principal debt less sinking fund balances of $1 million (2006: $1 million) and represents the total amount of contingent liability of the government arising from relevant guarantees.

(2) School districts, universities, colleges and health organizations.

(3) Homeowner Protection Act loan guarantees include indemnities provided to CMHC for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

(4) The British Columbia Second Mortgage Program was sold to the Bank of Montreal in June 1989, with the condition that the province will buy back any mortgages which may become uncollectible in future years.

(5) The government has unconditionally guaranteed the payment of principal and interest for $10 million (2006: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information
(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)     the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit);

b)    the Consolidated Staff Utilization;

c)     details of the Consolidated Revenue Fund; and

d)    the Provincial Debt Summary.

The purpose of this information is to report organizational impacts on the Summary Financial Statements, to reflect management accountability including appropriation control and to provide greater detail on the provincial debt.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund records prepaid capital advances, nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Adjusted Net Income of Crown Corporations,Agencies and the SUCH Sector(1)
 for the Fiscal Year Ended March 31, 2007
(Unaudited)

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
552513 BC Ltd
BC Immigrant Investment Fund Ltd	7	(2)	5			5
B.C. Pavilion Corporation	38	(38)		(2)		(2)
BC Games Society	2	(2)
BC Transportation Financing Authority	644	(611)	33	(155)		(122)
British Columbia Arts Council
British Columbia Assessment Authority(2)	72	(71)	1	16		17
British Columbia Buildings Corporation		12	12	(24)	(405)	(417)
British Columbia Enterprise Corporation
British Columbia Housing Management Commission	497	(497)		(15)		(15)
British Columbia Innovation Council	7	(6)	1	4		5
British Columbia Securities Commission	33	(29)	4			4
British Columbia Transit	166	(168)	(2)			(2)
Canadian Blood Services	129	(127)	2			2
Columbia Basin Trust	36	(26)	10			10
Community Living British Columbia	630	(630)		1		1
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
First Peoples’ Heritage, Language and Culture Council	3	(3)		(1)		(1)
Forestry Innovation Investment Ltd	24	(24)
Homeowner Protection Office	28	(22)	6			6
Industry Training Authority	92	(91)	1			1
Leading Edge Endowment Fund Society	5	(4)	1	(3)		(2)

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)—Continued
Legal Services Society	74	(72)	2			2
Nechako–Kitamaat Development Fund Society		(1)	(1)			(1)
Oil and Gas Commission	31	(27)	4	(1)		3
Organized Crime Agency of British Columbia Society	8	(9)	(1)			(1)
Partnerships British Columbia Inc	12	(11)	1			1
Private Career Training Institutions Agency	4	(2)	2			2
Provincial Rental Housing Corporation	41	(19)	22	58		80
Rapid Transit Project 2000 Ltd	28	(28)
The Royal British Columbia Museum Corporation	21	(20)	1	1		2
Tourism British Columbia	60	(59)	1	7		8
Vancouver Convention Centre Expansion Project				107		107
Taxpayer–supported Crown corporations and agencies	2,693	(2,588)	105	(7)	(405)	(307)

SUCH Sector
School Districts	5,399	(5,262)	137	61		198
Universities	2,753	(2,595)	158	95		253
Colleges and Institutes	1,410	(1,342)	68	22		90
Health Authorities	8,669	(8,693)	(24)	(90)		(114)
Hospital Societies	723	(734)	(11)	2		(9)
SUCH sector	18,954	(18,626)	328	90	0	418
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	21,647	(21,214)	433	83	(405)	111

	In Millions
					Contributions
					Paid To
					Consolidated
				Policy	Revenue	Adjusted
	Revenue	Expense	Net Income	Adjustments	Fund	Net Income
	$	$	$	$	$	$
Self–supported (Government Enterprises)
BCIF Management Ltd
British Columbia Hydro and Power Authority	4,197	(3,790)	407		(331)	76
British Columbia Liquor Distribution Branch	2,440	(1,600)	840		(840)
British Columbia Lottery Corporation	2,427	(1,416)	1,011		(1,011)
British Columbia Railway Company(2)	53	(24)	29			29
British Columbia Transmission Corporation	190	(187)	3			3
Columbia Power Corporation	35	(21)	14		(2)	12
Insurance Corporation of British Columbia(2)	3,885	(3,509)	376	5		381
Provincial Capital Commission	3	(3)
Net impact of self–supported Crown corporations and agencies	13,230	(10,550)	2,680	5	(2,184)	501

(1) This schedule does not include elimination entries between entities.

(2) The revenues and expenses reported for the British Columbia Assessment Authority, British Columbia Railway Company and Insurance Corporation of British Columbia include a stub period reversal of January–March 2006 and an inclusion of the stub period of January–March 2007.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

SUCH(1) Statement of Financial Position
as at March 31, 2007
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2007	2006
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	249	373	251	854	1,727	1,671
Temporary investments	324	56	75	120	575	675
Accounts receivable	146	90	49	76	361	270
Inventories for resale	1	17	11	1	30	28
Due from Crown corporations, agencies and trust funds	173	8	14	2	197	602
Due from other governments	28	35	3	5	71	70
Loans, advances and mortgages receivable	1	32			33	33
Other investments	117	1,688	90	6	1,901	1,637
Sinking fund investments		49	6		55	77

Financial assets before accounting adjustments	1,039	2,348	499	1,064	4,950	5,063
Policy accounting adjustments	20	(19)	5	(31)	(25)	41

Financial assets	1,059	2,329	504	1,033	4,925	5,104

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2007	2006
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,305	270	203	430	2,208	2,516
Due to other governments	19	4	5	11	39	32
Due to Crown corporations, agencies and trust funds	9	2		1	12	(12)
Deferred revenue	4,003	2,517	1,168	4,305	11,993	11,398
Taxpayer-supported debt	226	591	105	17	939	895

Liabilities before accounting adjustments	5,562	3,384	1,481	4,764	15,191	14,829
Policy accounting adjustments	(897)	(533)	(347)	(168)	(1,945)	(1,956)

Liabilities	4,665	2,851	1,134	4,596	13,246	12,873

Net liabilities	(3,606)	(522)	(630)	(3,563)	(8,321)	(7,769)

Non–financial Assets

Tangible capital assets	4,140	3,333	1,462	5,501	14,436	13,512
Prepaid program costs	144	11	4	7	166	159
Other assets	2	2		4	8	9

Non–financial assets before accounting adjustments	4,286	3,346	1,466	5,512	14,610	13,680
Policy accounting adjustments	(226)	18			(208)	(249)

Non–financial assets	4,060	3,364	1,466	5,512	14,402	13,431

Accumulated surplus (deficit)	454	2,842	836	1,949	6,081	5,662

(1) School districts, universities, colleges, institutes, and health organizations.

(2) These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

SUCH1 Statement of Operations
for the Fiscal Year Ended March 31, 2007
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2007	2006
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue

Contributions from the federal government	14	287	3	3	307	314
Fees and licences	216	599	328	150	1,293	1,231
Contributions from the provincial government/ Crown corporations and agencies	8,225	1,166	847	4,857	15,095	14,348
Miscellaneous	381	578	218	350	1,527	1,291
Investment income	24	123	14	39	200	209

Total revenue	8,860	2,753	1,410	5,399	18,422	17,393

Expense

Salaries and benefits	4,744	1,558	947	4,225	11,474	10,612
Government transfers		99	1		100	144
Operating costs	3,685	529	250	828	5,292	5,039
Interest	10	36	4	1	51	58
Amortization	383	219	85	203	890	830
Other	73	154	55	5	287	281

Total operating expense	8,895	2,595	1,342	5,262	18,094	16,964

Surplus (deficit) for the year before unusual items	(35)	158	68	137	328	429
Restructuring exit expense					0	(2)

Surplus (deficit) for the year before accounting adjustments	(35)	158	68	137	328	427
Policy accounting adjustments	(88)	95	22	61	90	172

Surplus (deficit) for the year	(123)	253	90	198	418	599

(1) School districts, universities, colleges, institutes, and health organizations.

(2) These numbers include inter-entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary Financial Statements
Consolidated Staff Utilization
for the Fiscal Year Ended March 31, 2007(1)
(Unaudited)

				Variance
				2006/07	2006/07
	2006/07 (2)	2006/07	2005/06	Actual	vs
	Budget	Actual	Actual	To Budget	2005/06
Consolidated Revenue Fund(3)	28,560	28,647	26,501	87	2,146
Taxpayer-supported Crown corporations and agencies(4)	3,800	3,917	3,992	117	(75)
Total staff utilization	32,360	32,564	30,493	204	2,071

The table above provides a summary of full–time equivalent (FTE) employment.

(1) Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements.

(2) The budget figures do not include any provisions for the SUCH entities or for the self–supported Crown corporations and agencies.

(3) See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(4) See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

Consolidated Revenue Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Millions
	2007		2006
	Estimated (1)	Actual	Actual
	$	$	$
Revenue

Taxation	15,570	17,372	15,811
Contributions from the federal government	5,040	5,383	5,018
Natural resource	4,802	3,942	4,527
Other	2,373	2,608	2,392
Contributions from the Crown corporations	1,544	1,941	1,732
	29,329	31,246	29,480
Expense

Health(2)	12,121	12,473	11,717
Education(2)	7,324	7,519	7,178
Social services	2,980	2,862	2,670
Interest (2),(3)	618	543	593
Other	1,393	611	501
Natural resources and economic development	1,410	1,513	1,567
Protection of persons and property	1,102	1,161	1,217
Transportation(2)	810	813	811
General government	462	714	1,138
	28,220	28,209	27,392
Surplus (deficit) for the year before unusual items	1,109	3,037	2,088
Liquidation dividends		405	15
Surplus (deficit) for the year	1,109	3,442	2,103

(1) The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 21, 2006. It does not contain any appropriations granted in subsequent Supplementary Estimates.

(2) For 2006/07, interest expense of $477 million (2006: $448 million) is included in education expense, $143 million (2006: $134 million) is included in health expense and $123 million (2006: $124 million) is included in transportation expense.

(3) Interest expense does not include the following: interest of $691 million (2006: $637.9 million) on cost of borrowing for relending to government bodies; interest of $1.9 million (2006: $0.6 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $194 million (2006: $196 million) funded by sinking fund earnings; and, interest of $0.9 million (2006: $0.8 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Millions
	2007		2006
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)

Personal income	5,850	6,908	5,838
Corporate income	1,341	1,540	1,428
Social service	4,331	4,673	4,326
Property	1,632	1,623	1,631
Fuel	487	478	486
Other	1,983	2,198	2,144
Commissions on collection of public funds	(36)	(37)	(32)
Valuation adjustments	(18)	(11)	(10)
Total taxation revenue	15,570	17,372	15,811

Contributions from the Federal Government

Canada health and social transfers	4,403	4,473	4,220
Federal equalization program	459	459	590
Other contributions	178	451	208
Total contributions from the federal government	5,040	5,383	5,018

Natural Resource Revenue

Petroleum, natural gas and minerals	3,051	2,114	2,689
Forests	1,076	1,269	1,207
Water and other	687	564	632
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(11)	(4)
Total natural resource revenue	4,802	3,942	4,527

Other Revenue

Medical Services Plan premiums	1,404	1,493	1,461
Motor vehicle licences and permits	411	427	405
Other fees and licences	423	419	411
Investment earnings	40	65	48
Miscellaneous	248	276	223
Asset dispositions		19
Commissions on collection of public funds	(25)	(43)	(23)
Valuation adjustments	(128)	(48)	(133)
Total other revenue	2,373	2,608	2,392

	In Millions
	2007		2006
	Estimated	Actual	Actual
	$	$	$
Contributions from the Crown Corporations

Taxpayer–supported Crown corporations
Other			5
Total contributions from taxpayer–supported Crown corporations	0	0	5
Self–supported Crown corporations
British Columbia Hydro and Power Authority	35	331	223
British Columbia Liquor Distribution Branch	798	840	800
British Columbia Lottery Corporation	709	768	702
Other	2	2	2
Total contributions from self–supported Crown corporations	1,544	1,941	1,727
Total contributions from the Crown corporations	1,544	1,941	1,732
Net Consolidated Revenue Fund Revenue	29,329	31,246	29,480

Liquidation Dividends		405	15

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(2)

Energy, Mines and Petroleum Resources
Oil and Gas Commission Act	(33)	(31)	(29)
Small Business and Revenue
British Columbia Transit Act (Motor Fuel Tax)	(8)	(8)	(8)
Greater Vancouver Transportation Authority Act (Motor Fuel and Social Services Taxes)	(268)	(276)	(271)
Hotel Resort Tax (Hotel Room Tax Act)		(6)
Rural Area Property Taxes	(220)	(229)	(202)
Tobacco Tax Amendment Act	(2)	(2)	(2)
Tourism British Columbia (Hotel Room Tax)	(30)	(31)	(27)
Transportation Act (Motor Fuel and Social Services Taxes)	(440)	(427)	(430)
Total	(1,001)	(1,010)	(969)

(1) Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Personal income tax revenue was reduced by $124.3 million (2006: $123.5 million) and corporate income tax revenue was reduced by $238.5 million (2006: $206.3 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, sales taxes, venture capital, film and production services, scientific and experimental development tax and mining flow-through share.

Personal income tax revenue was also reduced by $108.7 million (2006: $120.7 million) for the BC Tax Reduction.

Personal income tax revenue was further reduced by $23.3 million (2006: $38.1 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Additional personal income tax and corporate income tax refunds are issued under the International Financial Activity Act. Personal income tax refunds were $0.0 million (2006: $0.4 million) and corporate income tax refunds were $1.8 million (2006: $4.1 million).

Property tax revenue was recorded net of home owner grants of $642 million (2006: $558 million).

(2) The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in their revenue sources.

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	50,589		50,589	48,827
Officers of the Legislature	26,828	440	27,268	23,397
Office of the Premier	12,482	203	12,685	11,467
Aboriginal Relations and Reconciliation	32,978	9,943	42,921	42,898
Advanced Education	1,981,707	47,458	2,029,165	2,026,873
Agriculture and Lands	226,497	12,055	238,552	237,838
Attorney General	475,700	15,139	490,839	484,550
Children and Family Development	1,836,295	17,649	1,853,944	1,851,568
Community Services	266,781	5,897	272,678	267,355
Economic Development	309,828	355	310,183	281,908
Education	5,195,667	121,290	5,316,957	5,312,449
Employment and Income Assistance	1,369,415	2,717	1,372,132	1,358,619
Energy, Mines and Petroleum Resources	77,234	1,141	78,375	75,223
Environment	193,839	2,277	196,116	193,458
Finance	83,612	3,359	86,971	75,274
Forests and Range	933,516	100,909	1,034,425	999,886
Health	11,915,213	252,428	12,167,641	12,124,187
Labour and Citizens’ Services	205,765	5,432	211,197	209,596
Public Safety and Solicitor General	548,012	48,879	596,891	594,338
Small Business and Revenue	45,225	2,229	47,454	44,600
Tourism, Sport and the Arts	203,695	10,436	214,131	214,088
Transportation	839,458	3,111	842,569	841,954
Management of Public Funds and Debt	617,800		617,800	543,492
Contingencies (All Ministries) and New Programs(1)	740,000	(311,302)	428,698	317,718
BC Family Bonus	23,000	371	23,371	23,371
Electoral Boundaries Commission	3,264		3,264	2,052
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Environmental Appeal Board and Forest Appeals Commission	1,961	18	1,979	1,271
Forest Practices Board	3,637	45	3,682	3,559
Insurance and Risk Management Special Account		87	87	(2,645)
Total expense	28,220,000	352,566	28,572,566	28,209,171

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	27,730,177	394,417	28,124,594	27,766,539
Statutory
Various Acts		1,544	1,544	1,544
Special Accounts	505,147	116,758	621,905	616,665
Inter–account transfers	(15,324)	(160,153)	(175,477)	(175,477)
Total expense by appropriation 2006/07	28,220,000	352,566	28,572,566	28,209,271

Total expense by appropriation 2005/06	27,038,000	997,758	28,035,758	27,392,210

(1) Some of the budget for contingencies has been reallocated to ministries with approved access.

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	4,500		4,500	2,965
Officers of the Legislature	1,314		1,314	902
Office of the Premier	95		95	12
Aboriginal Relations and Reconciliation	5,505		5,505	1,955
Advanced Education	575,651		575,651	467,659
Agriculture and Lands	19,027		19,027	14,442
Attorney General	15,360	414	15,774	10,497
Children and Family Development	26,282		26,282	16,969
Community Services	3,234		3,234	959
Economic Development	2,799		2,799	2,083
Education	190,047		190,047	185,489
Employment and Income Assistance	18,000		18,000	9,116
Energy, Mines and Petroleum Resources	34,401		34,401	32,006
Environment	50,179		50,179	41,849
Finance	6,122		6,122	3,398
Forests and Range	83,173		83,173	62,172
Health	401,877		401,877	384,818
Labour and Citizens’ Services	134,912		134,912	105,711
Public Safety and Solicitor General	11,123		11,123	9,262
Small Business and Revenue	1,020,541	27,238	1,047,779	1,028,347
Tourism, Sport and the Arts	5,710		5,710	2,264
Transportation	22,326		22,326	17,952
Contingencies (All Ministries) and New Programs	50,000		50,000
Electoral Boundaries Commission	415		415	50
Environmental Appeal Board and Forest Appeals Commission	15		15
Forest Practices Board	125		125	125
Insurance and Risk Management Special Account	1,130		1,130	522
Total financing transaction disbursements	2,683,863	27,652	2,711,515	2,401,524

Summary of Appropriations

Loans, investments and other requirements	429,384	3,678	433,062	294,278
Prepaid capital advances	791,322		791,322	788,348
Revenue collected for, and transferred to, other entities	1,000,602	23,974	1,024,576	1,009,776
Capital expenditures
Land and land improvements	42,105		42,105	34,631
Buildings and tenant improvements	75,275		75,275	52,276
Specialized equipment	13,454		13,454	11,892
Office furniture and equipment	11,312		11,312	10,278
Vehicles	33,621		33,621	32,723
Information systems	286,288		286,288	167,322
Road, bridges and ferries	500		500
Total financing transactions by appropriation	2,683,863	27,652	2,711,515	2,401,524

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Millions
	Assets, Debts and Obligations Written Off	Debts and Obligations Extinguished	Remissions Made
	$	$	$
Ministry

Advanced Education		38
Agriculture and Lands	6
Economic Development		1
Finance	2
Employment and Income Assistance	26	4
Forests and Range	4		4
Health	16
Labour and Citizens’ Services	1
Public Safety and Solicitor General	5
Small Business and Revenue	8
Total 2006/07	68	43	4

Total 2005/06	106	37	4

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and

Accountability Act.

Provincial Debt

Summary

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to finance operations and capital projects. Borrowing for operations is required when revenues fall short of expenditures and to meet other cash requirements such as loans and investments. Borrowing for capital projects finances the building of schools, hospitals, roads, public transit and other social and economic capital assets. As these investments provide essential services over several years, the government, like the private sector, borrows to fund these projects and amortizes the cost over the asset’s useful life.

Provincial debt is reported using two basic classifications: (1) taxpayer-supported debt; and (2) self-supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, and the debt of Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations that require an operating or debt service subsidy from the provincial government, and that are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer-supported Crown corporation.

Self-supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program is used to take advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial debt as at March 31, 2007 was $33,347 million, which consists of $32,940 million (net of $3,798 million sinking fund investments) in the Summary Financial Statements, together with $299 million in additional debt of self-supported Crown corporations and agencies and $108 million in additional guaranteed debt.

Provincial Debt

as at March 31, 2007

(Unaudited)

The accumulated provincial debt of $33,347 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2007, taxpayer-supported debt totalled $25,874 million—including debt incurred for government operating purposes ($9,505 million), educational facilities ($7,633 million), health facilities ($2,813 million), transportation infrastructure ($5,378 million) and other debt ($545 million). Other debt is comprised mainly of debt relating to social housing, service delivery agencies and various loan guarantee programs.

At March 31, 2007, self-supported debt relating to commercial Crown corporations and agencies totalled $7,473 million. Commercial debt includes the debt incurred by British Columbia Hydro and Power Authority, debt relating to Columbia River power projects, and debt of commercial subsidiaries of certain post-secondary institutions.

Chart 1 – Provincial debt as at March 31, 2007

In Millions/Percent of Total

(1) Operating debt includes a portion of highway infrastructure debt incurred prior to 1994/95, ferry infrastructure debt transferred in 1999/00 and amounts required to finance operating deficits.

Change in Provincial Debt(1)

(Unaudited)

Provincial debt decreased by $1,038 million in 2006/07; this included a decrease in taxpayer-supported debt of $1,311 million, offset by an increase in self-supported debt of $273 million (see Chart 2 below).

Taxpayer-supported Debt—The decrease of $1,311 million was primarily due to a decrease of $2,418 million in government direct operating debt as a result of an operating surplus at the Consolidated Revenue Fund level, mainly due to higher taxation revenues and one–time revenues from federal transfers, and reduced working capital requirements, offset by increases in capital debt in the education sector ($395 million), the health sector ($366 million), and the transportation sector ($550 million). In addition, debt of other taxpayer-supported Crown corporations and agencies decreased by $204 million which was mainly due to the transfer of the debt of BC Buildings Corporation to the province as a result of the wind up of the corporation’s operations.

Self-supported Debt—The increase of $273 million consists of a $252 million increase in BC Hydro and Power Authority debt and $34 million increase in debt of commercial subsidiaries of certain post-secondary institutions, offset by decreases of $11 million for Columbia River power projects and $2 million for British Columbia Liquor Distribution Branch.

Chart 2 – Change in provincial debt for the year ended March 31, 2007

(1) Includes gross new borrowings plus changes in sinking fund balances, less debt maturities.

Reconciliation of Summary Financial Statements’ Surplus

to Change in Taxpayer-supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2007

(Unaudited)

	In Millions
	2007	2006(1)
	$	$
(Surplus) for the year	(4,056)	(3,090)

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus)	(1,631)	(1,670)
Accounts receivable, accounts payable and other working capital net changes	165	(412)
	(1,466)	(2,082)

Taxpayer-supported debt increased by:
Self-supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	522	269
Tangible capital asset net acquisitions	3,359	2,926
Net increases in loans, advances and investments	330	518
	4,211	3,713
Net (decrease) in taxpayer-supported debt	(1,311)	(1,459)
Taxpayer-supported debt-beginning of year	27,185	28,644
Taxpayer-supported debt-end of year	25,874	27,185
Self-supported debt(1)	7,473	7,200
Total debt(2)	33,347	34,385

Reconciliation of Total Debt to the Summary Financial Statements Debt

as at March 31, 2007

(Unaudited)

	In Millions
	2007	2006(1)
	$	$
Total debt	33,347	34,385

Debt included as part of equity in self-supported Crown corporations and agencies	(299)	(278)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(108)	(119)
Sinking fund investments	3,798	4,059
Summary Financial Statements debt	36,738	38,047

Comprised of:
Taxpayer-supported debt	28,841	30,289
Self-supported debt	7,897	7,758
Total debt(3)	36,738	38,047

(1) Comparative figures for the previous year have been restated.

(2) See Summary of Provincial Debt, page 119.

(3) Total debt includes debt of self-supported Crown corporations and agencies, and debt of individuals and organizations guaranteed by the province.

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt decreased by $1,038 million, compared to a budgeted increase of $1,707 million (per the Budget and Fiscal Plan presented in February 2006), for an improvement of $2,745 million. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category. The decrease in taxpayer–supported debt was $1,776 million better than budget and the increase in self–supported debt was $419 million better than budget. In addition, the $550 million forecast allowance included in the budget was not required.

Taxpayer–supported debt decreased by $1,311 million, compared to a budgeted increase of $465 million. The improvement of $1,776 million is due to reduced government operating debt ($1,541 million) mainly due to higher than forecast taxation revenues and one–time revenues from federal transfers, reduced working capital requirements, lower than forecast capital spending on education, health and transportation infrastructure ($145 million), and lower than expected debt of other taxpayer–supported Crown corporations and agencies ($90 million).

Self–supported debt increased by $273 million, compared to a budgeted increase of $692 million, for an improvement of $419 million. The improvement is a result of reduced debt for British Columbia Hydro and Power Authority ($412 million) mainly due to lower than forecast capital debt requirements, lower debt of British Columbia Transmission Corporation ($40 million) and British Columbia Liquor Distribution Branch ($1 million). This is offset by the increase of $34 million relating to the reclassification of the debt of commercial subsidiaries of certain post–secondary institutions from taxpayer–supported to self–supported.

Chart 3 – Change in provincial debt (actual vs budget(1)) for the year ended March 31, 2007

(1) The $550 million forecast allowance is not included.

Interprovincial Comparison of Taxpayer–supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the Moody’s Investors Service Inc., British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as % of GDP

Per cent of GDP at March 31, 2007

Source: Moody’s Investors Service Inc., based on May 2007 estimates.

Interprovincial Comparison of Taxpayer–supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt service costs as a percentage of the revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to Moody’s Investors Service (Moody’s), British Columbia has the second lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue, at March 31, 2007

Source: Moody’s Investors Service Inc., based on May 2007 estimates.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition which Moody’s uses is the closest to that employed by the ministry but, even then, there are small differences. For example, in contrast to Moody’s, the ministry classifies self–supported university debt held in the name of the university as taxpayer–supported debt because the institutions are taxpayer–supported entities. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml, outside these statements.

Report of the Auditor General of British Columbia

ON THE

SUMMARY OF PROVINCIAL DEBT,

KEY INDICATORS OF PROVINCIAL DEBT, AND

SUMMARY OF PERFORMANCE MEASURES

To the Legislative Assembly
of the Province of British Columbia

Introduction

I have audited the debt-related statements of the Government of the Province of British Columbia consisting of the summary of provincial debt as at March 31, 2003 through 2007, the key indicators of provincial debt for the five fiscal years then ended, and the summary of performance measures for the fiscal year ended March 31, 2007. Through these statements, the Government reports on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2007. The preparation of the debt-related information and the setting of performance targets are the responsibility of the Government. My responsibility is to express an opinion on this debt-related information based on my audit.

The debt-related statements are prepared using financial information that supports the Government’s summary financial statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt-related statements there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt-related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer-supported entities, and includes debt incurred by others outside the government reporting entity where there is a provincial government guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Scope

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the debt-related statements are free of material misstatement. My audit included examining, on a test basis, evidence supporting the amounts and disclosures in the debtrelated statements. My audit also included evaluating the overall presentation of the debtrelated statements.

Opinion

In my opinion, these statements present fairly, in all material respects, the summary of provincial debt as at March 31, 2003 through 2007, the key indicators of provincial debt for the five fiscal years then ended, and the summary of performance measures for the year ended March 31, 2007, in accordance with the basis of accounting referred to in the introduction.

Victoria, British Columbia	Errol Price, CA
June 15, 2007	Acting Auditor General

2

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Summary of Provincial Debt(1)

as at March 31

	In Millions
	2007	2006	2005	2004	2003
	$	$	$	$	$
Taxpayer-supported Debt

Provincial government direct operating(2),(3)	9,505	11,923	14,510	15,694	15,447

Education(4)
Schools	4,724	4,588	4,483	4,409	4,333
Post-secondary institutions(5)	2,909	2,650	2,284	2,066	1,749
	7,633	7,238	6,767	6,475	6,082
Health facilities(4)	2,813	2,447	2,112	2,215	2,146
Highways, ferries and public transit
BC Transportation Financing Authority	3,237	2,699	2,474	2,764	2,661
British Columbia Transit	96	80	78	83	87
Public transit(4)	892	904	906	914	930
SkyTrain extension(4)	1,153	1,145	1,135	1,119	1,105
Rapid Transit Project 2000 Ltd					3
	5,378	4,828	4,593	4,880	4,786
Other
British Columbia Buildings Corporation(3)		246	241	317	456
Social housing(6)	216	189	133	156	161
Homeowner Protection Office	110	110	130	129	123
Other(7)	219	204	158	116	182
	545	749	662	718	922
Total taxpayer-supported debt	25,874	27,185	28,644	29,982	29,383
Self-supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	7,144	6,892	6,906	7,040	6,784
British Columbia Transmission Corporation	37	37
British Columbia Railway Company(2)				477	494
Columbia River power projects(8)	236	247	257	215	118
Columbia Power Corporation					47
British Columbia Liquor Distribution Branch	3	5	6	7	9
Post secondary institutions’ subsidiaries(5)	53	19	26	14	18
Total self-supported debt	7,473	7,200	7,195	7,753	7,470
Total provincial debt	33,347	34,385	35,839	37,735	36,853

(1) Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for earlier years have been restated to conform with the presentation used for 2007 and to reflect changes in underlying data.

(2) Effective July 19, 2004, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Railway Company ($463 million).

(3) Effective April 1, 2006, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Buildings Corporation ($246 million).

(4) Represents province direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(5) During fiscal 2006/2007, the University of Victoria and University of British Columbia changed their accounting policy for recording the activities of their controlled for-profit entities from full consolidation to the equity method. The long term debt of these commercial entities was reclassified as self-supported debt from taxpayer-supported debt.

(6) Includes debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(7) Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development and home mortgage assistance programs.

(8) Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Key Indicators of Provincial Debt(1)

for the Fiscal Years Ended March 31

	2007		2006	2005	2004	2003
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (per cent)
Total provincial	78.9	69.0	74.7	85.2	100.6	104.5
Taxpayer-supported	80.8	69.4	77.6	88.4	107.1	109.9

Debt per Capita ($)(2)
Total provincial	8,503	7,737	8,075	8,527	9,082	8,956
Taxpayer-supported	6,480	6,003	6,384	6,815	7,216	7,140

Debt to GDP (per cent)(3)
Total provincial	20.7	18.6	20.4	22.7	25.9	26.7
Taxpayer-supported	15.8	14.4	16.1	18.2	20.6	21.3

Interest Bite (cents per dollar of revenue)(4)
Total provincial	4.8	4.2	4.3	4.7	5.9	6.3
Taxpayer-supported	4.9	4.1	4.4	5.0	6.1	6.2

Interest Costs ($ millions)
Total provincial	2,241	2,033	1,991	1,986	2,220	2,237
Taxpayer-supported	1,702	1,534	1,525	1,622	1,695	1,669

Interest Rate (per cent)(5)
Taxpayer-supported	6.2	5.8	5.5	5.5	5.7	5.9

Background Information Revenue ($ millions)
Total provincial(6)	46,393	48,333	46,026	42,076	37,495	35,280
Taxpayer-supported(7)	34,526	37,280	35,029	32,391	27,997	26,728

	2007		2006	2005	2004	2003
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	36,590	33,347	34,385	35,839	37,735	36,853
Taxpayer-supported(8)	27,883	25,874	27,185	28,644	29,982	29,383

Provincial GDP ($ millions)(9)	176,611	179,701	168,855	157,540	145,763	138,193

Population (thousands at July 1)(10)	4,303	4,310	4,258	4,203	4,155	4,115

(1) Figures for prior years and the 2006/07 Budget have been restated to conform with the presentation used for fiscal 2006/07 and to include the effects of changes in underlying data and statistics.

(2) The ratio of debt to population (e.g., debt at March 31, 2007 divided by population at July 1, 2006).

(3) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2007 divided by 2006 GDP).

(4) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5) Weighted average of all outstanding debt issues.

(6) Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7) Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(8) Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(9) GDP for the calendar year ending in the fiscal year (e.g., GDP for 2006 is used for the fiscal year ending March 31, 2007).

(10) Population at July 1st within the fiscal year (e.g., population at July 1, 2006 is used for the fiscal year ending March 31, 2007).

Summary of Performance Measures(1)

for the Fiscal Year Ended March 31, 2007

	2007	2007	2006
	Target	Actual	Actual
Provincial credit rating(2)	Aa1	Aaa	Aa1
Taxpayer-supported debt to GDP ratio(2)	15.8%	14.1%	16.2%
Taxpayer-supported debt service costs as a percentage of revenue(2)	2nd lowest	2nd lowest	2nd lowest

(1) Performance measures as presented in the Ministry of Finance Service Plan in February 2006.

(2) As per Moody’s Investors Service Inc., ratios are based on May 2007 estimates. The debt to gross domestic product (GDP) and debt service costs as a percentage of revenue performance measures represent interprovincial comparisons.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a “line–by–line” basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a “line–by–line” basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self-supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses. OCI has arisen because of the adoption of a new comprehensive income accounting standard, issued by the Canadian Institute of Chartered Accounts, for Crown corporations and agencies that have fiscal years commencing after October 1, 2006.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self-supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

Taxpayer-supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self-supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2006/07

Acronyms

(Unaudited)

AiP	Agreement in Principle
APAC	Accounting Policy Advisory Committee
BCHMC	British Columbia Housing Management Commission
BCRC	British Columbia Railway Corporation
BCRP	BCR Properties Ltd
BC Hydro	British Columbia Hydro and Power Authority
BCT	British Columbia Transit
BTAA	Budget Transparency and Accountability Act
CHMC	Canada Housing and Mortgage Corporation
CHST	Canada Health and Social Transfer
CICA	Canadian Institute of Chartered Accountants
CN	Canadian National Railway Company
CRF	Consolidated Revenue Fund
ICBC	Insurance Corporation of British Columbia
IOC	International Olympic Committee
FAA	Financial Administration Act
FRAS	Financial Reporting and Advisory Services
FTE	Full-time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants)
GRE	Government reporting entity
GVTA	Greater Vancouver Transportation Authority
Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal
KMCT	Kinder Morgan Canada Terminals ULC
MLA	Members of the Legislative Assembly
MPA	Multi-party agreement
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OIC	Order in Council
P3	Public private partnership
PHSA	Provincial Health Services Authority
PSAB	Public Sector Accounting Board
RCMP	Royal Canadian Mounted Police
RTP	Rapid Transit Project 2000 Ltd.
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets

UBC	University of British Columbia
VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games
VW	Vancouver Wharves
VWLP	Vancouver Wharves Limited Partnership